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EXHIBIT 2.2

ALLIANCE AGREEMENT

between

BLUE CROSS AND BLUE SHIELD OF KANSAS, INC.

and

ANTHEM INSURANCE COMPANIES, INC.

Dated as of May 30, 2001

as amended as of September 28, 2001 and November 9, 2001

EXHIBITS

2.01(a	)	Plan of Conversion (Form)
8.01(c	)	Governmental Consents and Approvals
8.02(d	)	Opinion of Purchaser's Counsel (Form)
8.03(d	)	Opinion of BCBSKS's Counsel (Form)
8.03(e	)	Third Party Consents

v

ALLIANCE AGREEMENT

        ALLIANCE AGREEMENT, dated as of May 30, 2001, as amended as of September 28, 2001 and November 9, 2001, by and between BLUE CROSS AND BLUE SHIELD OF KANSAS, INC., a Kansas mutual life insurance company ("BCBSKS"), and ANTHEM INSURANCE COMPANIES, INC., an Indiana mutual insurance company ("Anthem" or "Purchaser"). All phrases referring to the "date of this Agreement", or words of similar import, shall be deemed to refer to May 30, 2001.

W I T N E S S E T H:

        WHEREAS, the Board of Directors of BCBSKS has adopted a plan of conversion (such plan of conversion as adopted, and as may be amended from time to time in accordance herewith, the "Plan of Conversion") pursuant to which BCBSKS will be converted (the "Conversion") from a mutual insurance company to a stock insurance corporation pursuant to the Kansas Insurance Code; and

        WHEREAS, the Plan of Conversion provides for and is contingent on the sale (the "Sale") of all of the shares of common stock of BCBSKS (the "Common Stock") immediately following the Conversion to Purchaser upon the terms and subject to the conditions set forth in this Agreement;

        NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Purchaser and BCBSKS hereby agree as follows:

ARTICLE I

DEFINITIONS

        SECTION 1.01.    Certain Defined Terms.    As used in this Agreement, the following terms shall have the following meanings:

        "Action" means any written claim, formal action, suit, arbitration or proceeding by or before any Governmental Authority.

        "Adoption Date" means October 25, 2001, the date the Plan of Conversion was adopted by the Board of Directors of BCBSKS.

        "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

        "Agreement" or "this Agreement" means this Alliance Agreement, dated as of May 30, 2001, as amended as of September 28, 2001 and November 9, 2001, between BCBSKS and Purchaser (including the Exhibits hereto, the Disclosure Statement, and the Purchaser Disclosure Statement) and all amendments hereto made in accordance with the provisions of Section 11.09.

        "Anthem, Inc." means the public holding company which owns all of the shares of Anthem's common stock, and which shall, as of the Closing Date, hold all of such shares.

        "Anthem West" means Anthem West Company, Inc., an Indiana corporation and a wholly-owned direct subsidiary of Anthem.

        "Assets" means the properties and assets (real, personal or mixed, tangible or intangible) used or held for use in connection with, necessary for the conduct of, or material to, the Business.

        "BCBS" means BCBSKS and its Affiliates, collectively.

        "BCBSA" means the Blue Cross Blue Shield Association.

        "BCBSKS" has the meaning specified in the recitals to this Agreement, except as provided in Section 7.04(a).

        "BCBSKS's knowledge" or "knowledge of BCBSKS" means to the actual knowledge of the Named Officers, after reasonable investigation but without giving effect to imputed knowledge.

        "Burdensome Condition" means, with respect to any required regulatory approval, and/or any Law, rule, regulation or administrative interpretation made, adopted, declared, or announced (written or orally) by any Governmental Authority of the State of Kansas after the date hereof but on or prior to the Closing Date to be applicable to Purchaser (or BCBSKS or any of the Affiliates of BCBSKS acquired by Purchaser pursuant to this Agreement), (i) any term, condition, restriction or limitation that would be reasonably likely to have a Material Adverse Effect on BCBS; or (ii) any statutory or regulatory obligation on BCBS that materially differs from those statutory or regulatory obligations imposed on companies holding insurance licenses or certificates of authority similar to those of BCBS and engaged in business similar to that of BCBS and which would materially and adversely affect the economic or business benefits to Purchaser of the transactions contemplated by this Agreement.

        "Business" means BCBS's business as currently conducted, including the provision of indemnity and managed health insurance products and services, including without limitation health maintenance organization, point-of-service, preferred provider organization, Medicare risk and supplemental Medicare insurance, Medicaid managed care, third-party administrative services and integrated health plan services, and other products and services within Kansas and other states, including, without limitation, the provision of such products and services in Kansas by BCBSKS and certain Affiliates under the Blue Cross and Blue Shield trademarks and service marks pursuant to a license from BCBSA.

        "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Topeka, Kansas.

        "Change of Control" means a transaction or related group of transactions as a result of which:

          (i)    any Person (within the meaning of Section 3(a)(9) of the Securities Exchange Act), including any group (within the meaning of Rule 13d-5(b) under the Securities Exchange Act), acquires "beneficial ownership" (within the meaning of Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of securities of a Party representing 40% or more of the combined Voting Power of that Party's securities;

          (ii)  the persons who were directors of a Party 12 months prior to the date in question shall cease to constitute at least a majority of the Board of Directors of that Party or the Board of Directors of any successor to that Party;

          (iii)  the policyholders of a Party, if at the time in question that Party is a mutual insurance company, approve a Mutual Event; provided, however, that a Mutual Event shall not be treated as a Change of Control for purposes of this Agreement if: (x) that Party is a surviving company in any such merger or other transaction, and (y) pursuant to the terms of the agreement governing the transaction constituting the Mutual Event, the persons who were directors of that Party immediately prior to such Mutual Event constitute at least 60% of the members of the Board of Directors of that Party immediately following the consummation of such Mutual Event; or

          (iv)  the stockholders of a Party, if at the time in question that Party is a stock company, approve a Corporate Event and immediately following the consummation of which the stockholders of that Party immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the Voting Power of (x) in the case of a merger or consolidation, the surviving or resulting corporation, (y) in the case of a share exchange, the acquiring corporation or (z) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 40% of the consolidated assets of that Party immediately prior to such Corporate Event.

        Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred as to Purchaser merely as a result of: (i) the conversion of Purchaser from a mutual insurance company to a stock company whose shareholders are either (x) primarily persons who were policyholders of Purchaser immediately prior to such transaction and/or a trust holding the shares of Purchaser for the benefit of such policyholders or (y) another corporation the shares of which are held primarily by the persons and/or trust described in subclause (x); or (ii) an underwritten offering of the equity securities of Purchaser where no Person (including any group (within the meaning of Rule 13d-5(b) under the Securities Exchange Act)) acquires more than 40% of the combined Voting Power of Purchaser's securities.

        "Closing" has the meaning specified in Section 2.04.

        "Closing Balance Sheet" means a consolidated balance sheet of BCBSKS showing the Closing Book Value of BCBSKS as of the close of business on the Closing Date, prepared in accordance with U.S. GAAP applied on a consistent basis with the Reference Balance Sheet.

        "Closing Book Value" means the consolidated net worth of BCBSKS as of the close of business on the Closing Date, calculated in accordance with U.S. GAAP applied on a consistent basis with the Reference Balance Sheet (including, for the avoidance of doubt, the use of statements of employee benefit liabilities and asset valuations prepared as of the Closing Date in accordance with FAS 87 and FAS 106), provided, that no liability for any employee severance costs for Transferred Employees shall be accrued on the Closing Balance Sheet or taken into account in calculating Closing Book Value. Notwithstanding, and without limiting the generality of the foregoing, the following liabilities shall be accrued and adequate reserves established on the Closing Balance Sheet and taken into account in calculating Closing Book Value, each as determined in accordance with U.S. GAAP applied on a consistent basis with the Reference Balance Sheet): (i) all unpaid fees, costs and expenses for which BCBSKS is responsible pursuant to Section 11.01; (ii) all unpaid Taxes for which BCBSKS is responsible pursuant to Sections 7.01 and 7.03 and (iii) all unpaid Contingent Litigation Matter Costs incurred by BCBS on or before the Closing Date.

        "Closing Date" has the meaning specified in Section 2.04.

        "Code" means the Internal Revenue Code of 1986, as amended through the date hereof.

        "Commissioner" means the Insurance Commissioner of the State of Kansas, or such governmental officer, body or authority as may succeed such Commissioner as the primary regulator of BCBSKS's insurance business under applicable law.

        "Common Stock" has the meaning specified in the Recitals to this Agreement.

        "Confidentiality Agreement" means the letter agreement, dated as of January 5, 2001, between BCBSKS and Purchaser.

        "Contingent Litigation Matter" means any Action (including without limitation, for purposes of this definition, written or oral claims or demands, and responding to the Subpoena Duces Tecum served on BCBSKS by the Office of the Inspector General of the U.S. Department of Health and Human Services dated February 28, 2001 ("Subpoena")) or voluntary disclosure arising out of, or relating to the purposes recited for the issuance of the Subpoena, or arising out of any related investigation, examination, or discovery proceedings regarding BCBS's practices, procedures, or actions relating to the purposes recited in such Subpoena, but without limitation to the "subpoena period" as defined in the Subpoena, but not including matters to the extent that they arise or are based on a course of conduct or practice which had their first origin after the end of such "subpoena period"; provided that Contingent Litigation Matter shall not include any Action that is first filed, asserted or otherwise initiated against BCBS after (or, if filed under seal, the seal is removed after): (a) the occurrence of an event which, in the reasonable judgment of Purchaser and the Policyholder Committee, finally resolves, waives or releases any Action filed, asserted or initiated, or reasonably likely to be filed, asserted or initiated, arising out of the purposes recited for the issuance of the Subpoena and any related investigation, examination or discovery proceedings stemming therefrom, or (b) the later of (i) the end of five years commencing with the date of service of the last subpoena related to the purposes recited for the issuance of the Subpoena, or (ii) the expiration of five years from and after the Closing Date; provided, further, that any Action initially filed during such period, dismissed or withdrawn without prejudice, and subsequently refiled (whether during or after such period) shall be deemed included in Contingent Litigation Matter.

        "Contingent Litigation Matter Costs" means any attorney fees, professional consultant fees, expert fees, fines, amounts of settlement, judgments, witness expenses, court costs, costs of transcripts, costs of appeal, or other costs paid by BCBS attributable solely to either the Contingent Litigation Matter or the assessment, collection or contest of any item of incremental Tax liability described in clause (ii) below, and (ii) any net incremental increase in the liability of BCBSKS and/or its Affiliates for Taxes arising after the Closing Date attributable to (A) the contest and resolution of any Contingent Litigation Matter (including, without limitation, any net increase in Tax liabilities attributable to the receipt by BCBSKS of any Net Insurance Recoveries, the deposit by BCBSKS of any Net Insurance Recoveries into the Escrow Fund and/or the distribution of such amounts to Eligible Policyholders); (B) interest, net realized gains and other earnings on the amounts held in the Escrow Funds; and/or (C) any amounts contributed or paid to, or paid from, the Escrow Fund (including, but not limited to, any reimbursement by the Escrow Fund of Taxes, Contingent Litigation Matter Costs, or other costs incurred by BCBSKS or its Affiliates); provided, that "Contingent Litigation Matter Costs" do not include any consequential damages of or to BCBSKS or Purchaser, including by way of illustration and not by way of limitation, costs or expenses of any nature relating to loss of government contracts held by BCBSKS or by Purchaser (whether attributable to the Contingent Litigation Matter or not), and amounts paid for advertising, communications or public relations relating to or arising out of the Contingent Litigation Matter and not approved or authorized by the Policyholder Committee; and provided further, that "Contingent Litigation Matter Costs" as of any determination date shall be reduced by any Net Insurance Recoveries actually recovered but not reflected as a reduction to Contingent Litigation Matter Costs prior to that date. The parties intend and agree that the calculation of the net after-Tax amount of any Contingent Litigation Matter Cost (for example, as required by Section 2.07 hereof) shall take into account not only any net incremental increase in the liability of BCBSKS and/or its Affiliates for Taxes described in clause (ii) above, but also any net incremental reduction in the liability of BCBSKS and/or its Affiliates for Taxes arising after the Closing Date attributable to the contest and resolution of the Contingent Litigation Matter (including, without limitation, any net reduction in Tax liabilities attributable to BCBSKS's payment of deductible Contingent Litigation Matter Costs). All Tax amounts shall be calculated using the maximum combined federal, state and local Tax rates applicable to BCBSKS and/or its Affiliates for the period for which any income or deduction is properly includable.

        "Contracts" has the meaning specified in Section 3.13(a).

        "Control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the Board of Directors or similar body governing the affairs of such Person.

        "Conversion" has the meaning specified in the Recitals to this Agreement.

        "Conversion Date" means the effective date of the Plan of Conversion, as determined in accordance with the Plan of Conversion.

        "Corporate Event" means a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets, in each case of a Party.

        "Costs" has the meaning specified in Section 9.01.

        "Current Premium" has the meaning specified in Section 9.03.

        "Customary Action" has the meaning specified in Section 5.01(d).

        "Disclosure Statement" means the Disclosure Statement, dated as of the date hereof, referring to and forming a part of this Agreement.

        "Effective Time" has the meaning specified in Section 2.04.

        "Eligible Policyholder" means those policyholders entitled to vote on, and receive consideration under, the Plan of Conversion.

        "Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, tax liens), charge, or encumbrance.

        "Environmental Laws" means any Law in effect and as amended through the Closing Date, and including any Governmental Order governing the protection of the environment or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq., in each case as amended through the Closing Date, and similar laws adopted by states with jurisdiction over the Assets.

        "Environmental Permits" means all material permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

        "EPIP" has the meaning specified in Section 6.02(a).

        "ERISA" has the meaning specified in Section 3.20(a).

        "Escrow Agreement" means the mutually acceptable escrow agreement to be entered into among BCBSKS, Purchaser, Anthem West, or Anthem, Inc., as the case may be, and the Escrow Agent on or before the Closing Date, governing the establishment and operation of the Escrow Fund consistent with the requirements of this Agreement, including, without limitation, Section 2.07, and assuming the liabilities and obligations of the Escrow Fund otherwise specified in this Agreement.

        "Escrow Agent" means the bank or trust company selected by BCBSKS, and accepted by Purchaser (which acceptance shall not be unreasonably refused), to act as escrow agent under the Escrow Agreement.

        "Escrow Company Funds Notice" has the meaning specified in Section 2.07(g).

        "Escrow Fund" has the meaning specified in Section 2.07(a).

        "Escrow Portion" has the meaning specified in Section 2.03.

        "Expected Costs and Expenses" has the meaning specified in Section 2.07(h).

        "Extraordinary Business Combination" means a transaction or related group of transactions resulting in, or reasonably likely to result in, a Change of Control of either BCBSKS or BCBS.

        "Final Closing Balance Sheet" has the meaning specified in Section 2.08(c)(iii).

        "Final Determination" will have occurred with respect to any Tax issue on the earliest of (i) the receipt of a private letter ruling from the IRS or, with respect to any state Tax issue, comparable definitive written guidance from the relevant state authority, with respect to the resolution of such issue; (ii) the actual payment by BCBSKS of additional Taxes with respect to such Tax issue as a result of the filing of a Return that meets the requirements of Section 7.05(a); (iii) the IRS, or the relevant state Tax authority, having entered into a binding agreement with BCBSKS with respect to such issue or having reached a final administrative determination regarding BCBSKS with respect to such issue that, whether by applicable law or agreement, has become final, non-appealable and incapable of being challenged by judicial proceedings; (iv) the resolution of such issue by a decision, judgment, decree or other order of a court of competent jurisdiction that has become final and unappealable; or (v) the expiration of the applicable statute of limitations with respect to the Return of BCBSKS on which the items relating to such issue are, or would have been, reported or deducted.

        "Final Disposition Escrow Company Funds Notice" has the meaning specified in Section 2.07(h).

        "Final Recoverable Amount" has the meaning specified in Section 2.07(h).

        "Financial Statements" has the meaning specified in Section 3.06(a).

        "Government Contracts" has the meaning specified in Section 3.31.

        "Governmental Authority" means any United States federal, state or local governmental entity or authority, or any foreign government entity or authority, including, without limitation, any legislative, executive, administrative, or judicial entity or authority.

        "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

        "Hazardous Materials" means any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import, under any applicable Environmental Law.

        "Health Benefit Permits" means those governmental licenses, franchises, permits, certificates, accreditations, provider numbers, consents, rights, privileges and other authorizations issued by Governmental Authorities which are necessary under applicable Law to the conduct of the Business, including without limitation licensure by state departments of insurance as a health maintenance organization, federal qualification under the Federal HMO Act of 1973 and approval by the Office of Prepaid Health Care of the United States Department of Health and Human Services.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "Indebtedness" means (a) all indebtedness of such BCBS, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of BCBS evidenced by notes (including surplus notes), bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of BCBS or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of BCBS as lessee under leases that have been or should be, in accordance with U.S. GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of BCBS under acceptance, letter of credit or similar facilities, (g) all obligations of BCBS to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of BCBS or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by BCBS, or in effect guaranteed directly or indirectly by BCBS through an agreement to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by BCBS, even though BCBS has not assumed or become liable for the payment of such Indebtedness.

        "Indemnifiable Tax Cost" means any increase in Taxes paid by, or any interest or penalties that are imposed on, BCBSKS or its Affiliates following the Closing Date, and all reasonable out-of-pocket fees and expenses incurred in connection with the assessment or collection thereof, that are (i) attributable to the disallowance of a position reflected on a Return filed by BCBSKS prior to the Closing Date for which a reserve has been established pursuant to Section 2.08(c)(iv) (but only to the extent of the amount of such reserve) or (ii) attributable to the disallowance of the Policyholder Committee's position with respect to any Tax Escrow Dispute (as reflected on a return filed with respect to BCBSKS that meets the requirements of Section 7.05(a)).

        "Indemnified Parties" has the meaning specified in Section 9.01.

        "Independent Tax Counsel" shall be as defined in Section 7.05(a).

        "Information Statement" has the meaning specified in Section 2.01(c).

        "Insurance Contracts" means all policies, binders, slips, certificates, and other agreements of insurance or reinsurance and service agreements for the administration of health benefit plans, whether HMO, PPO, health care or health benefit service contract, health insurance or other product and whether individual or group (including all supplements, endorsements, riders and ancillary agreements in connection therewith) which are issued by BCBS in connection with the Business.

        "Intellectual Property" means (a) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (c) national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application, (d) trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the trademark offices of the states and territories of the United States of America, and the trademark offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions, (e) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions, (f) moral rights (including, without limitation, rights of paternity and integrity), and waivers of such rights by others, (g) computer software, including, without limitation, source and object code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, (h) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (i) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (j) copies and tangible embodiments of all the foregoing, in whatever form or medium, (k) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, and (l) all rights to sue and recover and retain damages and costs and attorneys' fees for present and past infringement of any of the Intellectual Property rights hereinabove set out.

        "IRS" means the Internal Revenue Service of the United States.

        "Kansas Insurance Code" means Article 40 of Chapter 40 of the Kansas Statutes Annotated, as amended, and the rules and regulations promulgated thereunder.

        "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, or requirement.

        "Lease" has the meaning specified in Section 3.13(a).

        "Leased Real Property" means the real property leased by BCBSKS or any of its Affiliates as tenant, together with, to the extent leased by BCBS, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of BCBS attached or appurtenant thereto, and all casements, licenses, rights and appurtenances relating to the foregoing.

        "Liabilities" means any and all Indebtedness, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

        "Licensed Intellectual Property" means all Intellectual Property used or previously used in the Business and licensed or sublicensed by BCBSKS or any of its Affiliates from a third party.

        "Matching Notice" has the meaning specified in Section 10.01(b)(ii).

        "Material Adverse Effect" means, with respect to any party, any circumstance relating to, change in, or effect on, that party or its business that would reasonably be expected to be materially adverse to the business, or the assets or financial condition of that party taken as a whole, except to the extent such adverse effect results from (i) general economic conditions or changes, (ii) financial market conditions or changes, (iii) economic or regulatory changes affecting the health care or health insurance industries in Kansas generally, or (iv) the announcement of the transactions contemplated by this Agreement.

        "Material Contract" has the meaning specified in Section 3.13(a).

        "Mutual Event" means a merger, consolidation, conversion or demutualization, division, sale or other disposition (including without limitation through reinsurance) of all or substantially all of the assets, in each case of a Party.

        "Named Officers" means the officers of BCBSKS specified in Section 1.01 of the Disclosure Statement, which officers are the members of BCBSKS's steering committee on the date hereof, plus any other persons who, at any time between the date hereof through the Closing Date, serve as members of BCBSKS's steering committee.

        "Net Insurance Recoveries" means the amounts actually recovered from any insurer for Contingent Litigation Matter Costs, net of any reasonable out-of-pocket costs and expenses incurred by Purchaser or BCBSKS after the Closing Date in effecting such recovery, to the extent such costs and expenses have not been previously reflected as a reduction to Contingent Litigation Matter Costs.

        "Neutral Auditor" has the meaning specified in Section 2.07(i).

        "Owned Intellectual Property" means all Intellectual Property used or previously used in the Business and in which BCBSKS or any of its Affiliates has any ownership right, title or interest.

        "Owned Real Property" means the real property owned by BCBSKS or any of its Affiliates, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of BCBS attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

        "Party" means Purchaser or BCBSKS, as the context requires.

        "PC's Accountants" means the independent certified public accountants retained by the Policyholder Committee (which may be the independent certified public accountants of BCBSKS).

        "Permits" has the meaning specified in Section 3.12(d).

        "Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for Taxes, assessments and governmental charges or levies not yet due and payable; (b) Encumbrances imposed by Law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) would not render title to the property encumbered thereby unmarketable and (ii) would not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its present purposes; and (e) any lien, levy or assessment (i) contested in good faith by BCBS for which it establishes adequate reserves on its books, or (ii) that would not, individually or in the aggregate, materially adversely affect the value of or use of any asset or property for its present purposes.

        "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act, as amended.

        "Plans" has the meaning specified in Section 3.20(a).

        "Plan of Conversion" has the meaning specified in the Recitals to this Agreement.

        "Policyholder Committee" has the meaning specified in Section 2.07(f).

        "Preliminary Closing Balance Sheet" has the meaning specified in Section 2.08(a).

        "Purchase Price" has the meaning specified in Section 2.03.

        "Purchaser" has the meaning specified in the Recitals to this Agreement, except as provided in Section 7.04(a).

        "Purchaser's Accountants" means Ernst & Young, LLP, the independent certified public accountants of Purchaser.

        "Purchaser Disclosure Statement" means the Purchaser Disclosure Statement, dated as of the date hereof, referring to and forming part of this Agreement.

        "Real Property" means the Leased Real Property and the Owned Real Property.

        "Receivables" means any and all accounts receivable, notes and other amounts receivable from third parties, including, without limitation, customers and employees, arising from the conduct of the Business on or before the Closing Date, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

        "Reference Balance Sheet" means the audited consolidated balance sheet (including related notes and schedules thereto, if any) of BCBSKS, prepared in accordance with U.S. GAAP and dated as of December 31, 2000, a copy of which is set forth in Section 3.06(a)(i) of the Disclosure Statement.

        "Reference Balance Sheet Date" means December 31, 2000.

        "Release" means releasing, disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the environment.

        "Return" has the meaning specified in Section 7.01.

        "Secondary Payor Rules" has the meaning specified in Section 3.32.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Shares" has the meaning specified in Section 2.02.

        "Special Distribution" has the meaning specified in Section 2.08.

        "Special Meeting" has the meaning specified in Section 2.01(b).

        "STAT" means statutory accounting practices prescribed or permitted by the Department of Insurance of the State of Kansas.

        "Superior Proposal" means a proposal relating to an Extraordinary Business Combination with respect to BCBS made by any third party on terms that the BCBSKS's Board of Directors determines in its good faith reasonable judgment are more favorable in the aggregate to BCBSKS and its policyholders than the transactions contemplated hereby when considered from a financial point of view and in such other respects as BCBSKS's Board of Directors determines in good faith (after consultation with its legal counsel) that are appropriate to consider in order to fulfill its statutory and fiduciary duties under Kansas Law.

        "Superior Proposal Notice" has the meaning specified in Section 10.01(b)(ii).

        "Tangible Personal Property" has the meaning specified in Section 3.16(a).

        "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation:

taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, conveyance, controlling interest transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges; provided, however, that Taxes shall not include charges under a Government Contract.

        "Tax Audit" means any Tax audit, investigation, inquiry or proposed assessment, adjustment or imposition of Taxes by any Governmental Authority.

        "Tax Escrow Dispute" means any dispute described in Section 2.07(i) regarding the (i) Tax treatment of (a) any Contingent Litigation Matter Costs (except to the extent that a reserve has been established with respect thereto under Section 2.08(c)(iv)), or (b) amounts payable to BCBSKS out of the Escrow Fund pursuant to Section 2.07, (ii) any other Tax matter described in the definition of Contingent Litigation Matter Costs or (iii) the Tax amounts described in Section 2.07(c)(ii).

        "Transferred Employees" has the meaning specified in Section 6.01.

        "U.S. GAAP" means accounting principles generally accepted in the United States in effect from time to time.

        "Voting Power" means, when expressed as a specified percentage with respect to any Person, that number of Voting Securities of that Person as shall enable the holders thereof to cast that specified percentage of all the votes which could be cast in an annual election of directors of that Person.

        "Voting Securities" means all securities of a Person entitling the holders of those securities to vote in an annual election of directors of that Person.

        "WARN" has the meaning specified in Section 3.21(a).

ARTICLE II

TRANSACTION

        SECTION 2.01.    The Conversion.

        (a)    Plan of Conversion.    The Plan of Conversion shall contain the terms set forth in substantially the form attached hereto as Exhibit 2.01(a) and in this Section 2.01(a); provided, however, that the Plan of Conversion may contain such additions, deletions, and modifications to such terms as otherwise may be approved by Purchaser (which approval shall not be unreasonably withheld); and provided further, however, that the Plan of Conversion may contain such additions, deletions, and modifications to such terms to the extent such terms would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser or BCBS, to ensure that (x) the Escrow Fund is not required to be registered as an "investment company" under the Investment Company Act of 1940, as amended, (y) any rights of Eligible Policyholders therein are not required to be registered under the Securities Act or the Securities Exchange Act, and (z) amounts deposited in the Escrow Fund and any earnings thereon are not includable in the income of Eligible Policyholders for federal income tax purposes prior to distribution of such amounts to Eligible Policyholders. BCBSKS shall use reasonable efforts to obtain a no-action letter or exemptive order from the Securities and Exchange Commission, or an opinion from nationally recognized legal counsel, to the effect that such registrations are not required under such Acts. Subject to this Section 2.01(a), the Plan of Conversion shall contain the following terms:

          (i)    Conversion of Membership Interests.    On the Conversion Date, by virtue of the Conversion and without any action on the part of any of the parties hereto or any policyholder of BCBSKS, all membership interests shall be extinguished and, in exchange therefor, each Eligible Policyholder shall have the right, as provided in the Plan of Conversion, to receive cash in an amount equal to such Eligible Policyholder's proportionate allocable share of the Purchase Price, as provided in the Plan of Conversion, such amount to be distributed in accordance with the Plan of Conversion and this Agreement.

          (ii)    Payment to Eligible Policyholders.    Payment to Eligible Policyholders of amounts out of the Escrow Fund shall be made by check, net of any applicable withholding tax. Any cash consideration that is unclaimed by any Eligible Policyholder shall be distributed to BCBSKS and retained by it and held in a manner that is consistent with its practices for holding undeliverable or unclaimed funds on behalf of that Eligible Policyholder until it escheats in accordance with applicable laws.

        (b)    Policyholder Special Meeting.    BCBSKS, in accordance with the Plan of Conversion and applicable law, shall duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of its Eligible Policyholders to approve the Plan of Conversion as may be required under applicable Law (including without limitation the Kansas Insurance Code).

        (c)    Information Statement.    BCBSKS and Purchaser shall prepare and provide to Eligible Policyholders, in connection with the solicitation of approval of the Plan of Conversion, an information statement relating to the Plan of Conversion and the Sale, including a copy of the Plan of Conversion (with a summary of the Exhibits thereto) (the "Information Statement") and use reasonable efforts to obtain and furnish the information required to be included by state and federal law, including the Kansas Insurance Code, and to clear the information statement with the Kansas Department of Insurance. Each of Purchaser and BCBSKS agrees that the information provided and to be provided by Purchaser or BCBSKS, as the case may be, specifically for use in the Information Statement shall not, with respect to the information supplied by such party, on the date upon which the Information Statement is mailed to Eligible Policyholders or on the date of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Purchaser and BCBSKS agrees to correct as promptly as practicable any such information provided by it that shall have become false or misleading in any material respect and to take all steps necessary to furnish to the Kansas Department of Insurance and have cleared by the Kansas Department of Insurance any amendment or supplement to the Information Statement so as to correct the same and to cause the Information Statement as so corrected to be disseminated to Eligible Policyholders to the extent required by or advisable under applicable law. Each party shall use all reasonable efforts to cause their respective independent accountants to deliver to the other party a letter dated as of the date of the Information Statement and addressed to the other party, in form and substance reasonably satisfactory to the other party, in connection with the procedures undertaken by them with respect to the financial statements and other financial information of such party contained in the Information Statement (if any) and the other matters contemplated by applicable accounting statements and standards.

        SECTION 2.02.    Sale and Purchase of the Shares.    Subject to the terms and conditions hereof, on the Conversion Date, BCBSKS will issue and sell shares of Common Stock (the "Shares") to Purchaser, Anthem West or Anthem, Inc., which shall constitute all of the issued and outstanding stock of BCBSKS, and Purchaser will or will cause Anthem West or Anthem, Inc. to purchase the Shares from BCBSKS.

        SECTION 2.03.    Purchase Price.    The aggregate purchase price to be paid by Purchaser to BCBSKS for the Shares shall be $190,000,000 (the "Purchase Price"), payable in cash. Purchaser shall (a) cause BCBSKS to deposit $48 million of the Purchase Price (the "Escrow Portion") into the Escrow Fund as provided in Section 2.07 and (b) cause BCBSKS to distribute to the Eligible Policyholders the remainder of the Purchase Price, together with interest thereon at a rate of 7% calculated from the

Closing Date, in accordance with the Plan of Conversion at the same time and together with the Special Distribution.

        SECTION 2.04.    Closing.    Subject to the terms and conditions of this Agreement, the consummation of the transaction contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Debevoise & Plimpton at 10:00 A.M. on the earliest practicable date after the conditions to the obligations of the parties set forth in Article VIII and the conditions set forth in the Plan of Conversion have been satisfied or waived (but not later than September 30, 2002), or at such other place or at such other time or on such other date as BCBSKS and Purchaser may mutually agree upon in writing. At Purchaser's election, exercised by giving BCBSKS written notice within three (3) Business Days after the conditions to the obligations of the parties set forth in Article VIII and the conditions set forth in the Plan of Conversion have been satisfied or waived, the Closing shall be held on the next practicable day which is the last day of a calendar month (but not later than September 30, 2002). The day on which the Closing takes place is the "Closing Date". The closing of the transactions contemplated herein shall be deemed to have occurred and be effective at 11:59:59 p.m., Topeka time on the Closing Date (the "Effective Time").

        SECTION 2.05.    Closing Deliveries by BCBSKS.    At the Closing, BCBSKS shall deliver or cause to be delivered to Purchaser: (i) a stock certificate representing the Shares; (ii) the Escrow Agreement; and (iii) the opinions, certificates and other documents required to be delivered pursuant to Section 8.03.

        SECTION 2.06.    Closing Deliveries by Purchaser.    At the Closing, Purchaser shall deliver or cause to be delivered to BCBSKS: (i) the Purchase Price, by wire transfer of immediately available funds to previously designated accounts; (ii) the Escrow Agreement; and (iii) the opinions, certificates and other documents required to be delivered pursuant to Section 8.02.

        SECTION 2.07.    Escrow Matters.

        (a)  At the Closing, BCBSKS shall deposit the Escrow Portion into a separately designated interest bearing deposit account established on or prior to the Conversion Date (the "Escrow Fund") pursuant to the Escrow Agreement. The parties agree that Purchaser, Anthem West or Anthem, Inc., as the case may be, may deposit the Escrow Portion into the Escrow Fund on behalf of BCBSKS. From time to time, promptly after receipt thereof, BCBSKS shall deposit into the Escrow Fund all amounts that constitute Net Insurance Recoveries. Purchaser shall use commercially reasonable efforts to effect such recoveries.

        (b)  In accordance with the terms of the Escrow Agreement, the Escrow Fund will provide funding for the payment of (i) the net after-tax amount of all Contingent Litigation Matter Costs (including Indemnifiable Tax Costs arising from any Tax Escrow Dispute), (ii) Tax matters described in Section 2.08(c)(iv) (but only to the extent of the amount of any reserve established for each such matter pursuant to Section 2.08(c)(iv)), and (iii) such other amounts as may be specified in the Escrow Agreement or in this Agreement (all as certified by the Policyholder Committee and Purchaser as due for payment in accordance with the procedures set forth in the Escrow Agreement), and following the satisfaction of all such Contingent Litigation Matter Costs and such other costs and expenses, to provide security for the payment by BCBSKS of amounts payable to Eligible Policyholders under the Plan of Conversion.

        (c)  (i) Subject to the terms of the Escrow Agreement, amounts held in the Escrow Fund shall be invested by the Escrow Agent solely in obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States of America or an agency or instrumentality thereof with a maturity date of one year or less from the date of investment. All costs and expenses of maintaining the Escrow Fund, including the fees and expenses of the Escrow Agent, the costs and expenses of making distributions out of the Escrow Fund and the fees and expenses of the Policyholder Committee, shall be borne by the Escrow Fund.

        (ii)  Immediately prior to any distribution to Eligible Policyholders from the Escrow Fund, BCBSKS shall deposit in the Escrow Fund an amount equal to the net after-Tax amount of all Tax savings to be realized by BCBSKS or its Affiliates as a result of any Tax deductions available to BCBSKS that are attributable to the treatment of any portion of the distribution to Eligible Policyholders from the Escrow Fund as "interest" for any Tax purpose. Within twenty (20) days after its receipt of a Policyholder Distribution Notice (as defined in Section 2.07(h)), BCBSKS shall deliver to the Policyholder Committee a written notice setting forth its calculation of the amount payable to the Escrow Fund. The Policyholder Committee may object to such calculation within twenty (20) days after its receipt thereof. Any dispute shall be resolved in accordance with Section 2.07(i) hereof.

        (d)  The rights of Eligible Policyholders to amounts held in the Escrow Fund shall not be represented by any form of certificate or instrument and shall not be transferable or assignable except by will, the laws of intestacy or by other operation of law.

        (e)  The Escrow Fund shall continue until the Contingent Litigation Matter has been finally disposed of by binding settlement or court order, all Tax matters for which a reserve has been established pursuant to Section 2.08(c)(iv) or which are the subject of a Tax Escrow Dispute have had a Final Determination, all amounts that are reasonably recoverable from any insurer in respect of the Contingent Litigation Matter Costs are recovered, and all amounts in the Escrow Fund have been paid or distributed by the Escrow Agent in accordance with the Escrow Agreement and this Agreement. Upon delivery by BCBSKS and the Policyholder Committee of a certificate certifying that all such amounts have been paid, the Escrow Fund shall terminate and all remaining amounts held in the Escrow Fund shall be distributed to the Eligible Policyholders in accordance with the Plan of Conversion. No amounts need be distributed if the Policyholder Committee determines that it would be impractical to do so, taking into account the costs of distribution in relation to the amounts to be distributed. Any amounts that are not so distributed shall instead be distributed to a charitable foundation selected by the Policyholder Committee.

        (f)    On or before the Closing Date, but effective on the Closing Date, the Commissioner shall appoint a committee (the "Policyholder Committee") to oversee the conduct of the Contingent Litigation Matter and to perform the other duties assigned by the provisions of this Agreement and/or the Escrow Agreement. The Policyholder Committee shall be comprised of five members, all of whom shall be selected and appointed by the Commissioner and shall be insureds of BCBSKS, provided that at least two of the initial members of the Policyholder Committee shall be selected from a slate recommended by the Board of Directors of BCBSKS prior to the Closing Date and the remaining members shall be reasonably acceptable to Purchaser. The Policyholder Committee shall be entitled to obtain and maintain, and prior to the Conversion Date BCBSKS shall use commercially reasonable efforts to obtain and maintain, at the expense of the Escrow Fund, liability insurance for the members of the Policyholder Committee during the existence of the Policyholder Committee and for six years thereafter that provides at least the same coverage and amounts and contains terms and conditions that are no less advantageous as the liability insurance provided to the Board of Directors of Purchaser. The Policyholder Committee shall establish the fees payable to members for service on the Policyholder Committee, subject to the approval of the Commissioner (which shall be deemed granted if written disapproval is not received by the Policyholder Committee within 30 days after written notice thereof is delivered to the Commissioner). The Policyholder Committee shall retain sole responsibility for the defense of the Contingent Litigation Matter, including the selection of accountants, counsel and other advisors, and for the determination of all amounts payable out of the Escrow Fund with respect thereto and with respect to the other items specified in Section 2.07(a). Purchaser shall not settle or compromise any Contingent Litigation Matter or consent to the entry of any judgment without the approval of the Policyholder Committee and shall give such assistance in any Actions relating to the

Contingent Litigation Matter as may reasonably be requested by the Policyholder Committee, at the expense of the Escrow Fund. The Policyholder Committee shall not settle or compromise any Contingent Litigation Matter or consent to the entry of any judgment without the approval of Purchaser unless such settlement or judgment provides solely for monetary relief in an amount not greater than the amounts remaining in the Escrow Fund. Purchaser shall agree or consent to such a settlement, compromise, or judgment approved by the Policyholder Committee that provides solely for monetary relief in an amount not greater than the amounts remaining in the Escrow Fund, and shall not unreasonably withhold agreement or consent to any other settlement, compromise or judgment. The Policyholder Committee may engage accountants, legal counsel and other advisors at the expense of the Escrow Fund to assist the Policyholder Committee in its duties. The Policyholder Committee shall terminate upon the distribution of all amounts out of the Escrow Fund in accordance with Section 2.07, the Escrow Agreement and the Plan of Conversion.

        (g)  From time to time as it incurs costs and expenses constituting Contingent Litigation Matter Costs or Indemnifiable Tax Costs, BCBSKS may deliver to the Escrow Agent, with a copy to the Policyholder Committee, a written notice setting forth its calculation of the net after-Tax amount of costs and expenses that constitute Contingent Litigation Matter Costs or Indemnifiable Tax Costs that have been incurred or paid but not reimbursed to date out of the Escrow Fund and showing in reasonable detail the principal components of such calculation (an "Escrow Company Funds Notice"). BCBSKS shall grant the Policyholder Committee reasonable access to the records and Returns of BCBSKS and Purchaser for the sole purpose of verifying the reimbursement requested in the Escrow Company Funds Notice. If, following receipt of any such Escrow Company Funds Notice, either (i) the Escrow Agent receives from the Policyholder Committee a written certification to the Escrow Company Funds Notice, or (ii) within twenty (20) days of the date the Escrow Company Funds Notice is delivered to the Escrow Agent, the Escrow Agent has not received a notice of objection from the Policyholder Committee, the amount specified in the Escrow Company Funds Notice shall be released by the Escrow Agent and distributed to BCBSKS. If the Policyholder Committee timely delivers a notice of objection disputing in good faith payment of all or any portion of the amount specified in the Escrow Company Funds Notice, then the Escrow Agent shall (x) release any undisputed amount from the Escrow Fund and distribute such amount to BCBSKS, and (y) continue to hold any disputed amount in the Escrow Fund in escrow until resolution of such dispute as provided below. The Policyholder Committee may dispute the recovery and amount of any amounts that are reasonably recoverable in respect of the Contingent Litigation Matter in accordance with the provisions of Section 2.07(i). Within ten (10) days after being notified in writing of the final resolution of any such dispute, the Escrow Agent shall distribute any amount resolved in favor of BCBSKS together with interest thereon at the rate of 7% per annum calculated from the date of the Escrow Company Funds Notice.

        (h)  Within ninety (90) days following the date that the Contingent Litigation Matter has been finally disposed of by binding settlement, court order or otherwise, BCBSKS shall deliver to the Escrow Agent, with a copy to the Policyholder Committee, an Escrow Company Funds Notice (the "Final Disposition Escrow Company Funds Notice"). BCBSKS shall grant the Policyholder Committee reasonable access to the records of BCBSKS and Purchaser for the sole purpose of verifying the reimbursement requested in the Final Disposition Escrow Company Funds Notice. If, following receipt of the Final Disposition Escrow Company Funds Notice, either (i) the Escrow Agent receives from the Policyholder Committee a written certification to the Final Disposition Escrow Company Funds Notice, or (ii) within twenty (20) days of the date the Final Disposition Escrow Company Funds Notice is delivered to the Escrow Agent, the Escrow Agent has not received a notice of objection from the Policyholder Committee, the Escrow Agent shall distribute to BCBSKS the amount for which it sought reimbursement in the Final Disposition Escrow Company Funds Notice, and distribute the entire remaining amount held in the Escrow Fund, after retaining all amounts required by this Section 2.07(h) to be retained, to the Eligible Policyholders in accordance with the Plan of Conversion. If the

Policyholder Committee timely delivers a notice of objection disputing in good faith payment of all or any portion of the amount of reimbursement specified in the Final Disposition Escrow Company Funds Notice, then the Escrow Agent shall (x) release any undisputed reimbursement amount from the Escrow Fund and distribute such amount to BCBSKS, (y) continue to hold any disputed amount in the Escrow Fund in escrow until resolution of such dispute as provided below, and (z) distribute the entire amount held in the Escrow Fund, after retaining all amounts required by this Section 2.07(h) to be retained, to the Eligible Policyholders in accordance with the Plan of Conversion. Prior to the release of any amounts to be distributed from the Escrow Fund to the Eligible Policyholders pursuant to this Section 2.07(h), the Escrow Agent shall deliver to BCBSKS and the Policyholder Committee written notice ("Policyholder Distribution Notice") of its intention to make such distribution indicating the amount thereof, how such amount has been calculated, and the amount and designated purpose of all amounts that will be retained in the Escrow Fund after such distribution is made. Within twenty (20) days after its receipt of the Policyholder Distribution Notice, BCBSKS shall deliver to the Escrow Agent a certificate showing in reasonable detail the amount of out-of-pocket costs and expenses that are reasonably expected to be incurred in the future in connection with the assessment or collection of the Indemnifiable Tax Costs and effecting the Net Insurance Recoveries, or which are described in the last sentence of Section 2.07(c)(i). The Policyholder Committee shall be entitled to dispute such amounts pursuant to the procedures set forth in Section 2.07(i) (such amounts as finally resolved, and after giving credit for any reasonably expected after-tax earnings thereon during the period for which such amounts will be retained in the Escrow Fund as determined by the Escrow Agent, being referred to as the "Expected Costs and Expenses"). When making any distribution from the Escrow Fund to the Eligible Policyholders, the Escrow Agent shall retain in the Escrow Fund, and the amount of such distribution shall not include: (i) the amount, if any, attributable to all unresolved reimbursement disputes with respect to the Escrow Company Funds Notices delivered by BCBSKS, (ii) the amount of any and all reserves which have been established with respect to Tax Escrow Disputes or pursuant to Section 2.08(c)(iv) with respect to Tax matters, for which, in either case, there has been no Final Determination, (iii) the Expected Costs and Expenses and (iv) any Taxes required to be withheld from such distribution. Within ten (10) days after being notified in writing of the final resolution of any reimbursement dispute, or the Final Determination of any Tax Escrow Dispute or Tax matter for which a reserve has been established pursuant to Section 2.08(c)(iv), the Escrow Agent shall (i) distribute to BCBSKS all amounts resolved in favor of BCBSKS, together with interest on such amounts (except for amounts attributable to a Tax Escrow Dispute or a Tax matter for which a reserve has been established pursuant to Section 2.08(c)(iv)) at the rate of 7% per annum calculated from the date of the applicable Escrow Company Funds Notice out of which the issue first arose, and (ii) the Escrow Agent shall distribute all amounts resolved in favor of the Policyholder Committee to the Eligible Policyholders in accordance with the Plan of Conversion. Within ten (10) days after receipt of the final amounts that constitute the Net Insurance Recoveries (the "Final Recoverable Amount"), the Escrow Agent shall distribute the Final Recoverable Amount, plus the earnings in the Escrow Fund thereon, and any amounts previously deposited in the Escrow Fund pursuant to Section 2.07(c)(ii),to the Eligible Policyholders in accordance with the Plan of Conversion. The Policyholder Committee may dispute the recovery and amount of any amounts that are reasonably recoverable in respect of the Contingent Litigation Matter in accordance with the provisions of Section 2.07(i). The Policyholder Committee may also direct the Escrow Agent to defer a distribution to the Eligible Policyholders and to accumulate the amount eligible for such distribution in the Escrow Fund for a later aggregate distribution when the Policyholder Committee determines that it would be impractical to make current distributions, taking into account the costs of distribution in relation to the amounts to be distributed.

        (i)    If the Policyholder Committee disputes in good faith payment of all or any portion of the reimbursement requested in either a Escrow Company Funds Notice or a Final Disposition Escrow Company Funds Notice pursuant to Sections 2.07(g) or (h) above and delivers a timely notice of objection to the Escrow Agent, with a copy to BCBSKS, and if BCBSKS and the Policyholder

Committee shall not have resolved all of the issues set forth in the notice of objection within fifteen (15) days after BCBSKS's receipt of the notice of objection, then not more than five (5) days thereafter BCBSKS and the Policyholder Committee shall submit the items remaining in dispute under the notice of objection to an accounting firm selected by the Commissioner and reasonably acceptable to BCBSKS and the Policyholder Committee (the "Neutral Auditor"). The fees and expenses of the Neutral Auditor shall be borne equally by BCBSKS and the Escrow Fund. The Neutral Auditor shall act as an arbitrator to determine, based solely on presentations by the Policyholder Committee and BCBSKS, and not by independent review, only those issues still in dispute other than any Tax Escrow Dispute or dispute regarding the disposition of a reserve established pursuant to Section 2.08(c)(iv), which shall be resolved in accordance with Section 7.05. The Neutral Auditor's determination shall be made within thirty (30) days of the submission of the items remaining in dispute under the notice of objection, and shall be set forth in a written statement delivered to the Escrow Agent, with a copy to the Policyholder Committee and BCBSKS, which shall be final, binding and conclusive.

        (j)    For so long as the Escrow Fund is in existence, the Commissioner shall retain regulatory oversight over the Escrow Fund, including the investment and distribution of the assets held therein, to ensure that policyholder interests are protected and that the actions of the Policyholder Committee comply with the Escrow Agreement, the Plan of Conversion and applicable law.

        SECTION 2.08.    Special Distribution.    The Special Distribution, if any, shall be determined and paid as provided in this Section 2.08:

        (a)  On the Adoption Date, the Board of Directors of BCBSKS declared a distribution to the Eligible Policyholders of all of the excess, if any, of the Closing Book Value over $155,000,000, subject to any differences in rounding resulting from the distribution to Eligible Policyholders (the "Special Distribution"). Subject to Section 2.08(c)(iv) and 2.08(c)(v), Purchaser shall cause BCBSKS to distribute to the Eligible Policyholders in accordance with the Plan of Conversion the Special Distribution, net of out-of-pocket costs of effecting such distribution, together with interest thereon at a rate of 7% calculated from the Closing Date. Such distribution shall be made as soon as reasonably practicable following resolution of the Final Closing Balance Sheet in accordance with the Plan of Conversion.

        (b)    Preliminary Closing Balance Sheet.    As promptly as practicable, but in any event within ninety (90) calendar days following the Closing Date, the Policyholder Committee shall deliver to Purchaser an audited Closing Balance Sheet (the "Preliminary Closing Balance Sheet") setting forth the Closing Book Value, together with the report thereon of PC's Accountants, stating that the Preliminary Closing Balance Sheet has been prepared and calculated in accordance with the requirements of this Agreement. During the preparation of the Preliminary Closing Balance Sheet and until the final resolution of any dispute of the matters covered by this Section 2.08, Purchaser shall cause BCBS to provide the Policyholder Committee and the PC's Accountants full access to the books, records, facilities and employees of BCBS, and shall cause BCBS and the Purchaser's Accountants to cooperate fully with the Policyholder Committee and the PC's Accountants, in each case to the extent required by the Policyholder Committee or the PC's Accountants in order to prepare the Preliminary Closing Balance Sheet or the PC's Accountants' report thereon or to investigate the basis for any such dispute.

        (c)    Disputes.

          (i)    Purchaser may dispute amounts reflected on the Preliminary Closing Balance Sheet, but only on the basis that (x) such amounts were arrived at as a result of arithmetic errors in computation, (y) such amounts were not calculated in accordance with the definition of Closing Book Value in Section 1.01, or (z) such amounts were not arrived at using the same U.S. GAAP accounting principles and methods as those used in the preparation of, and as are reflected in, the Reference Balance Sheet, and Purchaser may not dispute any such accounting principles and methods if such principles and methods were applied on a consistent basis; provided, however that Purchaser shall have notified the Policyholder Committee and the PC's Accountants in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty (30) calendar days of delivery of the Preliminary Closing Balance Sheet to Purchaser. In the event of such a dispute, PC's Accountants and the Purchaser's Accountants shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If the PC's Accountants and the Purchaser's Accountants are unable to reach a resolution with such effect within twenty (20) Business Days after receipt by the Policyholder Committee and the PC's Accountants of Purchaser's written notice of dispute, the PC's Accountants and the Purchaser's Accountants shall submit the items remaining in dispute for resolution to the Neutral Auditor, which shall, within thirty (30) Business Days after such submission, determine and report to Purchaser and the Policyholder Committee upon such remaining disputed items, and such report shall be final, binding and conclusive on the Policyholder Committee, BCBSKS and Purchaser. The fees and disbursements of the Neutral Auditor shall be allocated between the Escrow Fund and Purchaser in the same proportion that the aggregate amount of the remaining disputed items submitted to the Neutral Auditor that is unsuccessfully disputed by each such party (as finally determined by the Neutral Auditor) bears to the total amount of such remaining disputed items so submitted.

          (ii)  In acting under this Agreement, Purchaser's Accountants, PC's Accountants and the Neutral Auditor shall be entitled to the privileges and immunities of arbitrators.

          (iii)  The Preliminary Closing Balance Sheet shall be final, binding and conclusive (the "Final Closing Balance Sheet") on the parties herein upon the earliest of (A) the failure of Purchaser to notify the Policyholder Committee of a dispute within thirty (30) calendar days of delivery of the Preliminary Closing Balance Sheet to Purchaser, (B) the resolution of all disputes, pursuant to Section 2.08(c)(i), by the Purchaser's Accountants and the PC's Accountants, and (C) the resolution of all disputes, pursuant to Section 2.08(c)(i), by the Neutral Auditor.

          (iv)  Notwithstanding the foregoing, if, within thirty (30) calendar days after the delivery of the Preliminary Closing Balance Sheet to Purchaser, Purchaser alleges that there is a reasonable basis for asserting that all or any part of any Tax deduction taken on any Return filed by BCBSKS on or before the Closing Date with respect to any Contingent Litigation Matter Costs which were paid on or before the Closing Date may not be allowable under applicable law, Purchaser shall provide BCBSKS with a schedule, specifying in reasonable detail the amount of such deduction and its calculation of the reserve that should be established to make BCBSKS whole for such disallowance. The Policyholder Committee may dispute the amount of such reserve but only on the basis that (x) such amount was arrived at as a result of arithmetic errors in computation or (y) such reserve is not described in this Section 2.08(c)(iv). Any such dispute shall be resolved as provided in Section 2.08(c)(i). The amount of such reserve shall not be distributed to Eligible Policyholders as part of the Special Distribution, but shall instead be deposited into and held in the Escrow Fund, and distributed as provided in Section 2.07, Section 7.05 and the Escrow Agreement.

          (v)  Notwithstanding the foregoing, the full amount of any insurance claim made by BCBSKS on or before the Closing Date for recovery of any Contingent Litigation Matter Costs, to the extent that such insurance claim is recorded as an asset on the Closing Balance Sheet, but has not been paid on or before the date that the Preliminary Closing Balance Sheet is delivered by the Policyholder Committee to Purchaser pursuant to this Section 2.08, shall not be distributed to Eligible Policyholders as part of the Special Distribution but shall be deposited into the Escrow Fund in accordance with Section 2.07(a).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BCBSKS

        As an inducement to Purchaser to enter into this Agreement, BCBSKS hereby represents and warrants to Purchaser that, as of the date of this Agreement and the Closing Date:

        SECTION 3.01.    Organization and Authority.

        (a)  As of the date of this Agreement: (i) BCBSKS is a mutual insurance company duly organized, validly existing and in good standing under the laws of the State of Kansas; (ii) BCBSKS has no authorized capital stock and no shares of capital stock outstanding or held in its treasury; (iii) there are no outstanding or authorized options, warrants, stock subscription rights, preemption rights, stock appreciation rights, phantom stock rights, profit participation rights, or similar rights with respect to BCBSKS, or any agreement or obligation to issue or grant any of the foregoing. As of the Closing Date: (i) BCBSKS will be a Kansas stock insurance corporation, with authorized capital stock consisting of the Shares; (ii) there will be no outstanding or authorized options, warrants, stock subscription rights, preemption rights, stock appreciation rights, phantom stock rights, profit participation rights, or similar rights with respect to BCBSKS, or any agreement or obligation to issue or grant any of the foregoing. Each of BCBSKS's Affiliates is a corporation duly organized, validly existing and in good standing under the laws of the state in which it was organized.

        (b)  Subject to the necessary approvals by Governmental Authorities described in Section 3.05, the adoption of the Plan of Conversion by the Board of Directors of BCBSKS and the approval of the Conversion by the Eligible Policyholders, BCBSKS has all necessary power and authority to enter into this Agreement and the Escrow Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the adoption of the Plan of Conversion by the Board of Directors of BCBSKS, the execution and delivery of this Agreement and the Escrow Agreement by BCBSKS, the performance by BCBSKS of its obligations hereunder and thereunder and the consummation by BCBSKS of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of BCBSKS. This Agreement has been, and upon its execution the Escrow Agreement will be, duly executed and delivered by BCBSKS, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and upon its execution the Escrow Agreement will constitute, legal, valid and binding obligations of BCBSKS enforceable against BCBSKS in accordance with their respective terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting or relating to the enforcement of creditors' rights generally, (ii) applicable insurance company delinquency, rehabilitation and liquidation laws and (iii) general equitable principles. BCBSKS has received a fairness opinion relative to the transactions contemplated by this Agreement and the Escrow Agreement from Dresdner Kleinwort Wasserstein reasonably satisfactory in form and substance to the Board of Directors of BCBSKS, dated as of the date that BCBSKS's Board of Directors authorized the execution and delivery of this Agreement and the Escrow Agreement by BCBSKS.

        (c)  Except as set forth in Section 3.01(c) of the Disclosure Statement, BCBSKS and each of its Affiliates is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCBS. Without limiting the generality of the foregoing, BCBSKS and each of its Affiliates has all material Health Benefit Permits necessary to own its assets and conduct its Business as such Business is now conducted, and all such material Health Benefit Permits are in full force and effect and are listed in Section 3.01(c) of the Disclosure Statement. Except as set forth in Section 3.01(c) of the Disclosure Statement, BCBS has not engaged in any activity which would reasonably be expected to cause the loss, limitation, restriction, revocation or suspension of any of the material Health Benefit Permits, and no action, proceeding, claim or notification with respect to any loss, limitation, restriction, revocation or suspension of any of the material Health Benefit Permits is pending or, to the knowledge of BCBSKS, threatened. Assuming the receipt of all consents and approvals listed in Article VIII, the execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not limit, restrict, revoke, suspend or terminate, or result in the limitation, loss, restriction, revocation, suspension or termination of, any of the Health Benefit Permits, except such as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCBS.

        (d)  BCBS has previously made available to Purchaser true and complete copies of all required filings made by BCBS within the past three (3) years to federal and state Governmental Authorities, including without limitation the Kansas Department of Insurance and the report required by 42 U.S.C. Section 300e-17, to the extent such filings have been specifically requested by the Purchaser (including in a data room made available to Purchaser). As of their respective dates, such filings did not contain any untrue statement of a material fact except as would not result in a violation of any Law which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on BCBS.

        SECTION 3.02.    Ownership Interests.    Section 3.02 of the Disclosure Statement sets forth each corporation, partnership, joint venture, association or other entity in which BCBS owns, of record or beneficially, any direct or indirect equity or other ownership interest, or any right (contingent or otherwise) to acquire the same together with a description of such ownership interest, except for the ownership of securities having no more than five percent (5%) of the outstanding voting power of any entity which are listed on any national securities exchange or traded actively in the national over-the-counter market. Except as described in Section 3.02 of the Disclosure Statement, neither BCBSKS nor any of its Affiliates is a member of (nor is any part of the Business conducted through) any partnership, nor is BCBSKS or any of its Affiliates a participant in any joint venture or similar arrangement. Except as noted in Section 3.02 of the Disclosure Statement, BCBSKS's and its Affiliates' respective ownership interest in the entities set forth therein are owned by BCBSKS or its Affiliate, as applicable, free and clear of all Encumbrances other than Permitted Encumbrances. BCBSKS or its Affiliate, as applicable, has full power, right and authority to vote all of such ownership interests. Except as set forth on Section 3.02 of the Disclosure Statement, neither BCBSKS nor any of its Affiliates is a party to or bound by any voting trust, proxy, or other agreement affecting or relating to its right to transfer or vote the ownership interests set forth in Section 3.02 of the Disclosure Statement.

        SECTION 3.03.    Books and Records.    The minute books for the period since January 1, 1997 of BCBSKS and each of its Affiliates contain accurate records of all meetings and accurately reflect, in all material respects, all meetings and other actions taken by their respective Board of Directors, all committees of the Board of Directors, and members or stockholders (if any). Complete and accurate copies of all such minute books have been provided to Purchaser to the extent specifically requested (including in a data room made available to Purchaser).

        SECTION 3.04.    No Conflict.    Assuming that all consents, approvals, authorizations and other actions described in Article VIII have been obtained, except as may result from any facts or circumstances relating solely to Purchaser, Anthem West, or Anthem, Inc., the execution, delivery and performance of this Agreement and the Escrow Agreement by BCBSKS do not and would not reasonably be expected to: (a) violate, conflict with or result in the breach of any provision of the charter or By-laws (or similar organizational documents) of BCBS, (b) conflict with or violate any Law or Governmental Order applicable to BCBS or any of its assets, properties or businesses in a manner that would reasonably be expected to have a Material Adverse Effect on BCBS, or (c) except as set forth in Section 3.04(c) of the Disclosure Statement, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the assets or properties of BCBS pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which BCBS is a party or by which any of such assets or properties is bound or affected, except such as would not, individually or in the aggregate, reasonably be expected to be have a Material Adverse Effect on BCBS.

        SECTION 3.05.    Consents and Approvals of Governmental Authorities.    Except for: (i) the filing of appropriate documents to effect the transactions contemplated herein as required by the laws of the State of Kansas, (ii) the approval of the Kansas and Indiana Insurance Departments, and (iii) the filing of a Pre-Merger Notification pursuant to the HSR Act and the consents and approvals listed in Section 3.05 of the Disclosure Statement, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be obtained or made by BCBS in connection with the execution, delivery and performance of this Agreement and the Escrow Agreement and the transactions contemplated herein and therein by BCBSKS, except such as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCBS.

        SECTION 3.06.    Financial Information; Books and Records.

        (a)  True and complete copies of (i) the audited U.S. GAAP balance sheets of BCBSKS and its consolidated subsidiaries for each of fiscal years ended as of December 31, 1998, December 31, 1999, and December 31, 2000, and the related audited statements of operations, comprehensive loss, policyholders surplus and cash flows, together with all related notes and schedules thereto, accompanied by the reports thereon of Deloitte & Touche LLP, and (ii) the audited STAT financial statements of BCBSKS for each of the fiscal years ended as of December 31, 1998, December 31, 1999, and December 31, 2000 (collectively referred to herein as the "Financial Statements"), have been delivered by BCBSKS to Purchaser. The Financial Statements (i) were prepared in accordance with the books of account and other financial records of BCBS, (ii) present fairly, in all material respects, the consolidated financial condition and results of operations of BCBS as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with U.S. GAAP or STAT, as applicable, applied on a basis consistent with past practices and throughout the periods involved, and (iv) include all adjustments that are necessary for a fair presentation of the financial condition and results of the operations of the applicable entities as of the dates thereof and for the periods covered thereby.

        (b)  The books of account and other financial records of BCBS: have, in all material respects, been maintained in accordance with U.S. GAAP and STAT, as applicable, in each case applied on a basis consistent with the past practices and throughout the periods involved.

        (c)  The aggregate actuarial reserves and other actuarial amounts held in respect of statutorily required reserves and for incurred but not yet paid claims for, or relating to, health care or other insurance claims with respect to BCBSKS as established or reflected on the Reference Balance Sheet:

          (i)    were, in all material respects, and in each case with respect to practices, principles and methodologies, applied on a basis consistent with past practices and principles, and using the same methodologies throughout the periods involved: (A) determined in accordance with U.S. GAAP,

  (B) fairly stated in accordance with sound actuarial principles, and (C) based on sound actuarial assumptions; and

          (ii)  met, in all material respects, the requirements of the applicable insurance laws (including those applicable to health maintenance organizations) of the State of Kansas or any other state having such jurisdiction.

        BCBSKS is not aware of any facts or circumstances which would necessitate, in the good faith application of prudent reserving practices, policies and methodologies, any material adverse change in the statutorily required reserves or reserves for such incurred by not yet paid claims above those reflected in Reference Balance Sheet, other than increases consistent with past experience resulting from increases in enrollment with respect to services provided by BCBSKS or any of its Affiliates.

        (d)  Except as disclosed in Section 3.06(d) of the Disclosure Statement, BCBSKS's surplus is now, and continuously to the Closing Date will be, sufficient to meet the minimum capital/surplus requirements of BCBSA to maintain the primary Blue Cross and Blue Shield service mark and trademark licenses for the State of Kansas.

        SECTION 3.07.    No Undisclosed Liabilities.    There are no Liabilities of BCBS other than Liabilities: (i) reflected or reserved against on the Reference Balance Sheet; (ii) disclosed in Section 3.07 of the Disclosure Statement, provided that BCBSKS shall not be required to so disclose any individual Liability which is less than $200,000 that is not part of a group of related Liabilities which in the aggregate exceed $500,000; (iii) incurred since the date of the Reference Balance Sheet in the ordinary course of business and consistent with past practice of BCBS; or (iv) which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on BCBS.

        SECTION 3.08.    Receivables.    Section 3.08 of the Disclosure Statement is an aged list of the Receivables as of the Reference Balance Sheet Date showing separately those Receivables that as of such date had been outstanding (i) for thirty (30) days or less, (ii) thirty-one (31) to sixty (60) days, (iii) sixty-one (61) to ninety (90) days, and (iv) more than ninety (90) days. Except to the extent, if any, reserved for on the Reference Balance Sheet, all Receivables reflected on the Reference Balance Sheet arose from, and the Receivables existing on the Closing Date will have arisen from, the ordinary course of the Business consistent with past practice of BCBS. Reserves on the Reference Balance Sheet for the non-collection of Receivables were reasonable on the Reference Balance Sheet Date based on past experience of BCBS.

        SECTION 3.09.    Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions.    Since the Reference Balance Sheet Date, except as disclosed in Section 3.09 of the Disclosure Statement, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCBS, the Business has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as disclosed in Section 3.09 of the Disclosure Statement or in the ordinary course and consistent with past practice, since the Reference Balance Sheet Date, BCBS has not:

          (i)    permitted or allowed any of its material assets or properties (whether tangible or intangible) to be subjected to any material Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

          (ii)  written down or written up (or failed to write down or write up) other than in accordance with U.S. GAAP consistent with past practice, in any material way, the value of any Receivables or revalued any assets other than in the ordinary course of business consistent with past practice and in accordance with U.S. GAAP or STAT;

          (iii)  made any material change in any method of accounting or accounting practice or policy other than such changes required or permitted by U.S. GAAP or STAT;

          (iv)  amended, terminated, canceled or compromised any material claims or waived any other rights of material value;

          (v)  sold, transferred, leased, subleased, licensed or otherwise disposed of any material properties or material assets, real, personal or mixed (including, without limitation, leasehold interests and intangible property);

          (vi)  issued, sold or transferred any notes, bonds or other securities, or any option, warrant or other right to acquire the same, except in accordance with its investment policy as currently in effect and consistently applied through the period;

          (vii) taken any action or omitted to take any action which would reasonably be expected to cause BCBSKS to no longer meet the requirements of Section 833(c) of the Code;

        (viii)  merged with, entered into a consolidation with or acquired an equity or other ownership interest of five percent (5%) or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any assets in excess of $300,000 individually or $1,000,000 in the aggregate, except in accordance with its investment policy as currently in effect and consistently applied through the period;

          (ix)  made any capital expenditure or commitment for any capital expenditure in excess of $300,000 individually or $1,000,000 in the aggregate;

          (x)  issued any sales orders or otherwise agreed to make any purchases involving exchanges in value in excess of $300,000 individually or $1,000,000 in the aggregate from any particular vendor or relating to a specific project;

          (xi)  except as required by Law, made any material changes in the Business's methods of operation, including, without limitation, material changes in practices and policies relating to purchasing, marketing, selling and pricing;

          (xii) made any material express or deemed election, or settled or compromised, any material liability with respect to Taxes;

          (xiii)  incurred any Indebtedness in excess of $300,000 individually or $1,000,000 in the aggregate;

          (xiv) made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of any Person;

          (xv) failed to pay any creditor any material amount owed to such creditor when due;

          (xvi) granted, promised or announced any increase in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by it to any of its employees, including, without limitation, any increase or change pursuant to any Plan, or granted, promised or announced any other material change in any benefits under any Plan, in any such case except as required by Law or any currently existing Plan, employment or collective bargaining agreement, except for regular salary or bonus or benefit increases in the ordinary course of business which are (except in specific cases of individual merit) consistent with past practices;

      (xvii)  entered into any material agreement, arrangement or transaction with any of its directors, officers or employees (or with any spouse, lineal descendant or Affiliate of, any such Person);

      (xviii)  terminated, discontinued, closed or disposed of any material facility or other material business operation, or laid off any employees (other than layoffs of less than fifty (50) employees in any six (6) month period in the ordinary course of business consistent in all material respects with past practices) or implemented any early retirement, separation or severance program providing early retirement benefits or announced any such action or program for the future;

          (xix) disclosed any secret or confidential material Intellectual Property (except by way of issuance of a patent) or permitted to lapse or go abandoned any material Intellectual Property (or any registration or grant thereof, or any application relating thereto) owned by it;

          (xx) allowed any material Permit or material Environmental Permit that was issued to it to lapse or terminate, or failed to renew any material insurance policy, material Permit or material Environmental Permit, in each case that is scheduled to terminate or expire within forty-five (45) calendar days of the date hereof;

          (xxi) failed to maintain its property and equipment in good repair and operating condition, ordinary wear and tear excepted, except such as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on BCBS;

      (xxii)  suffered any casualty loss or damage with respect to any of the Assets which in the aggregate have a replacement cost of more than $500,000, whether or not such losses or damage shall have been covered by insurance;

      (xxiii)  consented to any material modification of, or amendment to, or the termination of any Material Contract or its rights thereunder, except in the ordinary course of business consistent with past practice;

      (xxiv)  amended or restated its charter or By-laws (or other organizational documents);

      (xxv)  suffered any Material Adverse Effect;

      (xxvi)  converted into a stock corporation or otherwise changed its form of entity (except as contemplated by this Agreement); or

    (xxvii)  agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.09 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights with respect to any of the actions specified in this Section 3.09, except as expressly contemplated by this Agreement and the Escrow Agreement.

        SECTION 3.10.    Litigation.    Except as set forth in Section 3.10 of the Disclosure Statement (which identifies the parties, issues and amounts in controversy), there are no Actions by or against BCBS, or affecting any of the Assets or the Business, pending before any Governmental Authority (or, to the knowledge of BCBSKS, threatened to be brought by or before any Governmental Authority), which, if adversely determined, would reasonably be expected to have a Material Adverse Effect on BCBS. As of the date hereof, none of the matters disclosed in Section 3.10 of the Disclosure Statement would reasonably be expected to have a material and adverse effect on the legality, validity or enforceability of this Agreement, the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby. Except as set forth in Section 3.10 of the Disclosure Statement, neither BCBS nor any of its assets or properties, including, without limitation, the Assets, are subject to any Governmental Order (nor, to the knowledge of BCBSKS, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has had or would reasonably be expected to have a Material Adverse Effect on BCBS. There is no Action pending, or to the knowledge of BCBSKS, threatened against or involving BCBS before any Governmental Authority that questions the validity of, or the obligations of, BCBS under this Agreement, the Plan of Conversion, or the Escrow Agreement, or that seeks to impede, enjoin or invalidate the transactions contemplated by this Agreement or the Escrow Agreement.

        SECTION 3.11.    Compliance with Laws.    Except as set forth in Section 3.11 of the Disclosure Statement:

        (a)  To the knowledge of BCBSKS: (i) BCBS has conducted and continues to conduct the Business in accordance with all Laws, including without limitation the Social Security Act and the amendments thereto, including the so-called "Medicare/Medicaid Anti-Kickback Statute," "Stark I" and "Stark II," and Governmental Orders applicable to BCBSKS or any of its Affiliates, or any of its or their properties or assets, except such as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCBS, and (ii) BCBSKS is not aware of any facts or circumstances which would constitute or result in any such violation.

        (b)  Except as disclosed in Section 3.13(a) of the Disclosure Statement, neither BCBSKS, nor any of its Affiliates, is a party to any contract, agreement or undertaking, other than Insurance Contracts, with any Governmental Authority. Neither BCBSKS, nor any of its Affiliates, is subject to any order by, or is a recipient of any supervisory letter, notice of breach, suspension or revocation of rights, or other directed regulatory action of any kind from, any Governmental Authority which currently has or would reasonably be expected to have a Material Adverse Effect on BCBS or which would result, or would reasonably be expected to result, in a material adverse change in BCBS's investment, sales or trade practices and policies, underwriting practices and policies, or management. Neither BCBSKS, nor any of its Affiliates, has been advised in writing by a Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any order, supervisory letter, notice of breach, suspension or revocation of rights, or other directed regulatory action of any kind.

        (c)  Except as disclosed in Section 3.11(c) of the Disclosure Statement, to BCBSKS's knowledge, there are no pending or threatened audits or investigations with regard to any contract currently or formerly in existence between BCBSKS, or any of its Affiliates, and any Government Authority, including, without limitation, Medicare, FEHBP, TRICARE or Medicaid, and neither BCBSKS, nor any of its Affiliates, has been the subject of any such audit or investigation within the last three (3) years.

        SECTION 3.12.    Environmental and Other Permits and Licenses; Related Matters.    Except as set forth in Section 3.12 of the Disclosure Statement, or as would not reasonably be expected to have a Material Adverse Effect on BCBS:

        (a)  There are no outstanding or, to BCBSKS's knowledge, threatened actions, claims, proceedings, or judgments by any party, including but not limited to any Governmental Authority, against BCBS, in any matter arising under any Environmental Law or requiring the remediation or removal of Hazardous Materials. There are no outstanding or, to the knowledge of BCBSKS, threatened orders, determinations or written notices of violation issued by any Governmental Authority administering Environmental Laws in connection with ownership of or operation by BCBS of the Business which have not been complied with or resolved to the satisfaction of such Governmental Authority.

        (b)  The Business is being and has been operated in compliance with all applicable Environmental Laws governing BCBS and the Business including, but not limited to, all discharges of Hazardous Materials into or onto the soil and/or the ground or surface water, emissions of Hazardous Materials into the ambient air, and generation, accumulation, labeling, transportation, removal, handling, treatment, storage and disposal of Hazardous Materials. BCBS has complied with all notice, record keeping and reporting requirements, informational requests and demands imposed by any Governmental Authority arising under any Environmental Laws.

        (c)  BCBS has not released, disposed of or caused or permitted the disposal of any Hazardous Materials upon any of the Real Property or any of the real properties at which BCBS has conducted the Business in violation of applicable Environmental Laws. BCBS has not, directly or indirectly, disposed of Hazardous Materials off-site in violation of applicable Environmental Laws.

        (d)  Except for Health Benefit Permits which are covered in Section 3.01(c), BCBS currently holds all the health and safety and other permits, licenses, authorizations, franchises, certificates, exemptions and approvals of Governmental Authorities (collectively, "Permits"), including, without limitation, Environmental Permits, necessary for the current use, occupancy and operation of each of its assets and properties, including, without limitation, the Assets, and the conduct of the Business, and all such Permits and Environmental Permits are in full force and effect. BCBS is in compliance with all Permits and the requirements of all Environmental Permits. Section 3.12 of the Disclosure Statement identifies all material Permits and Environmental Permits which are nontransferable or which will require the consent of any Governmental Authority in order to be transferred to Purchaser in the event of the consummation of the transactions contemplated by this Agreement.

        SECTION 3.13.    Material Contracts.

        (a)  Section 3.13(a) of the Disclosure Statement lists each of the following contracts and agreements (including, without limitation, oral agreements) of BCBS that are in force and effect and create a future commitment of BCBS as of the date hereof (collectively, the "Material Contracts"):

          (i)    each contract, agreement, and other arrangement (in each case, identified by the name of the physician, physician group, health care provider, hospital or treatment facility, as the case may be) under the terms of which BCBS is likely to pay or otherwise give consideration in the aggregate either during the calendar year ended December 31, 2001 or over the remaining term of such contract of more than $250,000 for medical or other health or mental health services of a physician, physician group or other health care provider, or $1,000,000 for medical, surgical, mental health, or hospital services from a single hospital or other treatment facility;

          (ii)  all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements, in each case involving consideration in excess of $300,000;

          (iii)  all management contracts and contracts with independent contractors or consultants (or similar arrangements) which are not cancelable without penalty or further payment and without more than thirty (30) days' notice;

          (iv)  all contracts and agreements relating to Indebtedness, other than those regarding Indebtedness of less than $300,000 and which have been incurred in the ordinary course of business consistent with past practice;

          (v)  all material contracts and agreements, other than Insurance Contracts, with any Governmental Authority;

          (vi)  all contracts and agreements that limit the ability of BCBS to compete in any line of business or with any Person or in any geographic area or during any period of time, except for licensing agreements between BCBSKS and/or any of its Affiliates and the BCBSA;

          (vii) all material contracts and agreements between or among BCBSKS and any of its Affiliates, other than contracts and agreements entered into in the ordinary course consistent with past practice;

        (viii)  all contracts and agreements for providing benefits in excess of $300,000 under any Plan; and

          (ix)  all other contracts and agreements, other than Insurance Contracts, whether or not made in the ordinary course of the Business, which are material to BCBS or the conduct of the Business, or the absence of which would have a Material Adverse Effect on BCBS.

        Section 3.13(a) of the Disclosure Statement also indicates for each Material Contract and each other contract, agreement or arrangement described in Sections 3.14(a), 3.15 and 3.16 of the Disclosure Statement (the "Contracts") whether the consent of any third party is necessary to avoid a penalty, termination or other material adverse consequence as a result of the transactions contemplated by this Agreement. For purposes of this Section 3.13 and Sections 3.15 and 3.16, the term "Lease" shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements.

        (b)  Except as disclosed in Section 3.13(b) of the Disclosure Statement, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCBS, each Contract (other than those that have expired under their terms in the ordinary course): (i) is legal, valid and binding on BCBS and, to the knowledge of BCBSKS, on the other parties thereto, is in full force and effect in all material respects, and, to the knowledge of BCBSKS, is enforceable by BCBS in accordance with its terms, except that such enforcement may be subject to (A) bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting or relating to the enforcement of creditors' rights generally, (B) applicable insurance company delinquency, rehabilitation and liquidation laws, and (C) general equitable principles and (ii) upon consummation of the transactions contemplated by this Agreement and the Escrow Agreement, except to the extent that any consents set forth in Section 3.04 of the Disclosure Statement are not obtained, shall continue in full force and effect without penalty or other adverse consequence. Except such as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCBS, BCBS has not received a written notice that it is in breach or default of any Contract (which has not been adequately cured so there is no longer any grounds for penalty, termination or other material adverse consequence to BCBS from such breach), and BCBS is not in material breach or default of any Contract and, to the knowledge of BCBSKS, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification of, any Contract.

        (c)  Except as disclosed in Section 3.13(c) of the Disclosure Statement, and except such as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCBS, no other party to a Material Contract is in material breach or default thereof, and, to the knowledge of BCBSKS, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default thereof by such other party.

        (d)  Except as disclosed in Section 3.13(d) of the Disclosure Statement, there is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the ordinary course of the Business consistent with past practice, any of the properties or assets of BCBS, including, without limitation, the Assets.

        SECTION 3.14.    Intellectual Property.

        (a)  Section 3.14(a)(i) of the Disclosure Statement sets forth a true and complete list and identification of (A) each patent and patent application, and (B) each registration or application for registration of all other material registered Owned Intellectual Property, and Section 3.14(a)(ii) of the Disclosure Statement sets forth a true and complete list (with identifying information) of all Licensed Intellectual Property (with the exception of "off-the-shelf" software). Except as otherwise described in Section 3.14(a)(i) of the Disclosure Statement, for each item listed in Section 3.14(a)(i) of the Disclosure Statement that is held by assignment, the assignment has been duly recorded with the state or national trademark office from which the original patent or registration issued or before which the patent application or application for registration is pending. Except as disclosed in Section 3.14(a)(iii) of the Disclosure Statement, to the knowledge of BCBSKS the rights of BCBS in or to such Owned Intellectual Property or Licensed Intellectual Property do not infringe on the Intellectual Property rights of any other Person, excluding any infringements that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCBS, and BCBS has not received any written notice of such infringement from any Person. To BCBSKS's knowledge, no Person is infringing the rights of BCBSKS or any of its Affiliates in either the Owned Intellectual Property or Licensed Intellectual Property, excluding those infringements that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCBS.

        (b)  Except to the extent any of the following would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCBS: (i) all the Owned Intellectual Property is owned by BCBS, free and clear of any Encumbrance (other than Permitted Encumbrances) and (ii) no Actions have been made or asserted or are pending (nor, to the knowledge of BCBSKS, has any such Action been threatened) against BCBS either (A) challenging or seeking to deny or restrict the use by BCBS of any of the Owned Intellectual Property or (B) alleging that any services provided, or products manufactured or sold by BCBS infringe any material patents or trademarks, or any other Intellectual Property rights of any Person.     Except as disclosed in Section 3.14(b) of the Disclosure Statement, BCBS has not granted any license or other right to any other Person with respect to the Owned Intellectual Property. Except as set forth in Section 3.14(b) of the Disclosure Statement, the consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the material Owned Intellectual Property or material Licensed Intellectual Property, or the payment of any transfer, assignment, change of control, or similar fee or penalty expressly provided for in any applicable licenses, sublicenses or other grants of rights of use.

        (c)  BCBSKS has, or has caused to be, made available to Purchaser correct and complete copies of all licenses and sublicenses for material Licensed Intellectual Property set forth in Section 3.14(a)(ii) of the Disclosure Statement (including all amendments).

        (d)  No Actions are pending (nor, to the knowledge of BCBSKS, has any such Action been threatened) against BCBS either (i) challenging or seeking to deny or restrict the use by BCBS of any of the Licensed Intellectual Property or (ii) alleging that any Licensed Intellectual Property that is being licensed or sublicensed infringes any patents or trademarks, or any other Intellectual Property rights of any Person, other than Actions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCBS.

        (e)  The Intellectual Property described in Sections 3.14(a)(i) and (ii) of the Disclosure Statement constitutes all of the material Intellectual Property used in the conduct of the Business.

        SECTION 3.15.    Real Property.

        (a)  Section 3.15(a) of the Disclosure Statement lists: (i) the street address of each parcel of Owned Real Property, where applicable, and (ii) the current owner of each such parcel of Owned Real Property.

        (b)  Section 3.15(b) of the Disclosure Statement lists: (i) the street address of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, and (iii) the current use of each such parcel of Leased Real Property.

        (c)  Except as described in Sections 3.15(c) or 3.11 of the Disclosure Statement, to BCBSKS' knowledge, BCBSKS is not in violation of any Law (including, without limitation, any building, planning or zoning Law) relating to any of the Owned Real Property or the Leased Real Property, except for such violations as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCBS. Except as set forth in Section 3.15(c) of the Disclosure Statement, BCBS has not leased or subleased any parcel or any portion of any parcel of Real Property to any other Person, nor has BCBS assigned its interest under any Lease listed in Section 3.15(b) of the Disclosure Statement to any third party.

        (d)  BCBSKS has not received written notice of any condemnation proceedings or eminent domain proceedings against any of the Owned Real Property or the Leased Real Property.

        (e)  Except as described in Section 3.15(e) of the Disclosure Statement, to BCBSKS' knowledge, none of the improvements on the Owned Real Property or the Leased Real Property and none of the current uses and conditions thereof violate in any material respect any applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and, to the knowledge of BCBSKS, without independent investigation or inquiry, no Permits, licenses or certificates pertaining to the ownership or operation of all improvements on the Owned Real Property, or, to the knowledge of BCBSKS, the Leased Real Property other than those which are transferable with the Real Property are required by any Governmental Authority having jurisdiction over the Real Property.

        SECTION 3.16.    Tangible Personal Property.

        (a)  BCBSKS has, or has caused to be, made available to Purchaser complete and correct schedules listing each item or distinct group of machinery, equipment, tools, supplies, furniture, fixtures, vehicles, other rolling stock, and other tangible personal property used in the Business or owned or leased by BCBS with a book value in excess of $500 as of the dates thereof (the "Tangible Personal Property").

        (b)  BCBSKS has, or has caused to be, made available to Purchaser correct and complete copies of all leases and subleases for Tangible Personal Property and any and all material ancillary documents pertaining thereto (including all amendments) to the extent specifically requested by Purchaser. With respect to each of such Leases, other than those that have expired under their terms in the ordinary course:

          (i)    except as set forth in Section 3.16(b) of the Disclosure Statement, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCBS, each such Lease, together with the ancillary documents delivered pursuant to the first sentence of this Section 3.16(b), is in full force and effect and is legal, valid, binding and enforceable in all material respects (except as such enforcement may be subject to (A) bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting or relating to the enforcement of creditors' rights generally, (B) applicable insurance company delinquency, rehabilitation and liquidation laws, and (C) general equitable principles);

          (ii)  except as set forth in Section 3.16(b) of the Disclosure Statement, such Lease will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such Lease or otherwise give the lessor a right to terminate such Lease;

          (iii)  except as otherwise disclosed in Section 3.16(b) of the Disclosure Statement, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCBS, with respect to each such Lease: (A) BCBS has not received any written notice of cancellation or termination under such Lease, (B) BCBS has not received any written notice of a breach or default under such Lease, which breach or default has not been cured, and (C) BCBS has not granted to any other Person any material rights, adverse or otherwise, under such Lease; and

        (c)  except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCBS, BCBS is not in breach or default in any material respect, and, to the knowledge of BCBSKS, no event has occurred that, with notice or lapse of time, would constitute such a breach or default under such Lease.

        SECTION 3.17.    Assets.    Except as disclosed in Section 3.17 of the Disclosure Statement, BCBS owns, leases or has the legal right to use or hold for use all the material properties and assets necessary for the conduct of the Business or otherwise owned, leased, used or held for use by BCBS, including, without limitation, the Owned Intellectual Property, the Licensed Intellectual Property, the Real Property and the Tangible Personal Property. BCBS has title to or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets necessary for BCBS to conduct the Business as it is currently being conducted, and to consummate the transactions contemplated by this Agreement, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCBS. Except as set forth in Section 3.17 of the Disclosure Statement, BCBS has good and marketable (subject in certain cases to the consent of third parties) title to all the Owned Real Property.

        SECTION 3.18.    Significant Agreements.    Listed in Section 3.18 of the Disclosure Statement are the names of all employers, multiple employers associations, trusts and other health benefits plans with which, as of the date of this Agreement, BCBS has Insurance Contracts for the provision or administration of health benefits for more than 100 employees, members or beneficiaries (including government sponsored plans such as Medicaid and Medicare). Except as disclosed in Section 3.18 of the Disclosure Statement, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCBS, on the date hereof, neither BCBSKS nor any of its Affiliates has received any written notice, or has reasonable reason to believe, that (i) any significant Insurance Contract of BCBS has terminated or will terminate, or (ii) BCBS's provision of services pursuant to any such significant Insurance Contract has been reduced or will be substantially reduced.

        SECTION 3.19.    Suppliers.    Listed in Section 3.19 of the Disclosure Statement are the names and addresses of the suppliers and other providers of goods or services (other than physicians, hospitals or other Persons furnishing health care services) which invoiced BCBS for amounts in excess of $300,000 in each case during the twelve-month period ended December 31, 2000, and the amount for which each such supplier invoiced BCBS during such period. Except as disclosed in Section 3.19 of the Disclosure Statement, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCBS, on the date hereof, neither BCBSKS nor any of its Affiliates has received any written notice or has reasonable reason to believe that any such supplier will not sell supplies, merchandise and other goods to BCBSKS and/or Purchaser at any time after the Closing Date on terms and conditions similar to those imposed on current sales to the Business, subject to general and customary price increases.

        SECTION 3.20.    Employee Benefit Matters.

        (a)    Plans and Material Documents.    Section 3.20(a) of the Disclosure Statement lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, and whether funded or not, to which BCBS is a party, with respect to which BCBS has any obligation or which are maintained, contributed to or sponsored by BCBS for the benefit of any current or former employee, officer or director of BCBS, including frozen or terminated plans as to which, to the knowledge of BCBSKS, BCBS may still have liability, (ii) each employee benefit plan for which BCBS could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which BCBS could incur liability under Section 4212(c) of ERISA, (iv) any contracts, arrangements or understandings between BCBS and any employee of BCBS including, without limitation, any contracts, arrangements or understandings (A) relating to a sale of BCBS, (B) relating to the payment of severance benefits, or (C) relating to the payment of benefits as a result of a change of control, (v) all cafeteria plans established pursuant to Section 125 of the Code, and (vi) all rabbi trusts, secular trusts or other funding vehicles for any benefit plan or arrangement listed in Section 3.20 of the Disclosure Statement, other than trusts established pursuant to Section 401(a) of the Code for a benefit plan or arrangement listed in Section 3.20 of the Disclosure Statement (all of the above, collectively, the "Plans"). Except as disclosed on Section 3.20 of the Disclosure Statement, there are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, with respect to which BCBS has any obligation or which are maintained, contributed to or sponsored by BCBS for the benefit of any current or former employee, officer or director.

        (b)    Absence of Certain Types of Plans.    Except as set forth on Section 3.20(b) of the Disclosure Statement, none of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which BCBS could incur liability under Section 4063 or 4064 of ERISA. Except as set forth in Section 3.20 of the Disclosure Statement, none of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any Person or obligates BCBS to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control" within the meaning of such term under Section 280G of the Code, or (ii) provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of BCBS. Each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

        (c)    Compliance with Applicable Law.    Each Plan is now and always has been operated and administered in all material respects in accordance with the requirements of all applicable Law. BCBS has performed all obligations required to be performed by it under, and is not in default under, any Plan, except where such noncompliance, individually or taken together with any amounts arising as a result of noncompliance with any of the other paragraphs of this Section 3.20, would not reasonably be expected to have a Material Adverse Effect on BCBS. No legal Action is pending or, to the knowledge of BCBSKS, is threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of BCBSKS, no fact or event exists that could give rise to any such Action.

        (d)    Qualification of Certain Plans.    Each Plan which is intended to be qualified under Section 401(a) of the Code (including but not limited to Plans intended to comply with Section 401(k) of the Code) has received a favorable determination letter from the IRS that it is so qualified; and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under either Sections 501(a) or 501(c)(9) of the Code has received a determination letter from the IRS that it is so exempt, and, to the knowledge of BCBSKS, no fact or event has occurred since the date of such determination letter from the IRS to adversely affect such qualified status.

        (e)    Absence of Certain Liabilities and Events.    Neither BCBS nor, to the knowledge of BCBSKS, any other party in interest (within the meaning of Section 3(14) of ERISA) or disqualified person (within the meaning of Section 4975 of the Code) has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan, that would reasonably be expected to have a Material Adverse Effect on BCBS. BCBS has not incurred any liability that would reasonably be expected to have a Material Adverse Effect on BCBS for any excise tax arising under Section 4971, 4972, 4980 or 4980B of the Code and, to the knowledge of BCBSKS, no fact or event exists which could give rise to any such liability. BCBS has not incurred any liability (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course) under, arising out of or by operation of Title IV of ERISA that would reasonably be expected to have a Material Adverse Effect on BCBS. No complete or partial termination has occurred within the five (5) years preceding the date hereof with respect to any Plan. No reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur with respect to any Plan subject to Title IV of ERISA. No Plan had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan. None of the assets of BCBS is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; BCBS has not been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security.

        (f)    Plan Contributions and Funding.    All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions, for years for which Returns have been filed, have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any government entity and, to the knowledge of BCBSKS, no fact or event exists which could give rise to any such challenge or disallowance. As of the Closing Date, no Plan which is subject to Title IV of ERISA will have an "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA).

        SECTION 3.21.    Labor Matters.

        (a)  (i) BCBS is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by BCBS or in the Business, and, to BCBSKS's knowledge, currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit involving BCBS employees; (ii) there are no strikes, slowdowns or work stoppages pending or, to BCBSKS's knowledge, threatened between BCBS and any of its employees, and BCBS has not experienced any such strike, slowdown or work stoppage within the past three (3) years; (iii) BCBS has paid in full to all its respective employees, or adequately accrued for in accordance with U.S. GAAP consistently applied, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (iv) BCBS is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; and (v) BCBS is in compliance with the requirements of the Workers Adjustment and Retraining Notification Act ("WARN") and has no liabilities pursuant to WARN.

        (b)  Except as set forth in Section 3.21 of the Disclosure Statement, BCBS is not a party to any written contract with any of its employees, agents, consultants, officers, salespeople, sales representatives, distributors, or dealers that is not cancelable by BCBS without penalty or premium on not more than thirty (30) days' notice. Except as set forth in Section 3.21 of the Disclosure Statement, BCBS has not promulgated any policy or entered into any written agreement relating to the payment of severance pay to employees whose employment is terminated or suspended, voluntarily or otherwise.

        SECTION 3.22.    Key Employees.

        (a)  Section 3.22 of the Disclosure Statement lists the name, place of employment, the annual salary rates, bonuses and deferred compensation, paid or payable (in cash or otherwise) in the calendar year ending December 31, 2000 of each Named Officer as of the date hereof. Except as set forth in Section 3.22 of the Disclosure Statement, on the date hereof, none of the Named Officers of BCBS has resigned or, to the knowledge of BCBSKS, threatened to resign since the Reference Balance Sheet Date.

        (b)  All directors, officers, management employees, and material technical and professional employees of BCBS have been notified of their obligation to BCBS to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment.

        SECTION 3.23.    Certain Interests.    Except as disclosed in Section 3.23(a) of the Disclosure Statement, to the knowledge of BCBSKS, no Named Officer or director of BCBS, or his or her spouse or lineal descendants:

        (a)  has any direct or indirect financial interest in any competitor, supplier or customer of BCBS, provided, however, that the ownership of securities representing no more than five percent (5%) of the outstanding voting power of any competitor, supplier or customer, and which are also listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a "financial interest" so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;

        (b)  owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which BCBS uses or has used in the conduct of the Business or otherwise;

        (c)  has outstanding any material Indebtedness to BCBS; or

        (d)  is a party to any written agreement with BCBS under which BCBS provides any benefit or could incur any obligation or liability to such person, except for (i) agreements disclosed in Section 3.22 or 3.23(d) of the Disclosure Statement, and (ii) agreements relating to employee benefits under a Plan.

        SECTION 3.24.    Taxes.

        (a)  Except as set forth in Section 3.24 of the Disclosure Statement or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCBS: (i) all Returns in respect of Taxes required to be filed on or before the Closing Date with respect to BCBS have been or will be timely filed; (ii) all Taxes required to be shown on such Returns or otherwise due have been or will be timely paid or are being contested in good faith and have not been finally determined (as to which appropriate reserves determined in accordance with the applicable accounting standard have been provided for in the Financial Statements); (iii) no adjustment relating to such Returns has been proposed in writing by any Governmental Authority; (iv) there are no actions or proceedings pending or, to the knowledge of BCBSKS, that have been threatened in writing for the assessment or collection of Taxes against BCBS or (insofar as either relates to the activities, income or assets of BCBS or the Business or could result in liability of BCBS on the basis of joint and/or several liability) any corporation that was includible in the filing of a return with BCBS on a consolidated or combined basis; (v) no consent under Section 341(f) of the Code has been filed with respect to BCBS; (vi) other than Permitted Encumbrances, there are and will be as of the Closing Date no Tax liens on any assets or income of BCBS or of the Business; (vii) all amounts of Taxes that are required to be collected or withheld on or before the Closing Date by BCBS or in connection with the Business have been or will be duly and timely collected or withheld, and have been or will be duly and timely remitted or deposited in accordance with law; (viii) BCBSKS has made all payments of estimated Taxes required to be made on the income earned by BCBS during the most recent previously-completed income year and will make all payments of estimated Taxes required to be made on the income earned by BCBS during the years preceding the Closing Date; (ix) no subsidiary of BCBSKS was acquired in a "qualified stock purchase" under Section 338(d)(3) of the Code, and no election under Section 338(g) of the Code, protective carryover basis election, or offset prohibition election is applicable to BCBS; (x) to the knowledge of BCBSKS, no payment which has, will or may be made by BCBSKS has been or will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code; (xi) BCBS is not currently, and will not be with respect to any period on or before the Closing Date, required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provision of federal, state or local law or regulations) by reason of a change in accounting method, nor, to the knowledge of BCBSKS, is any Governmental Authority considering any such adjustment; (xii) BCBSKS has provided to Purchaser access to the federal income tax returns of BCBS for the taxable years ending 1996 through 1999, inclusive; (xiii) there are no Tax sharing agreements in force between BCBSKS and any of its Affiliates; and (xiv) no Governmental Authority has raised in writing any issue with respect to the liability of BCBS for any Tax that is likely to result in the issuance of a notice of deficiency or similar notice of intention to assess Taxes by any Governmental Authority. There have been no "excess benefit transactions" (as defined in Section 4958 of the Code) between BCBSKS or its Affiliates and a tax exempt entity.

        (b)  Except as disclosed with reasonable specificity in Section 3.24 of the Disclosure Statement: (i) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which BCBS may be subject; (ii) there are no proposed reassessments of any property owned by BCBSKS or other proposals that would materially increase the amount of any Tax to which BCBS would be subject; (iii) no power of attorney has been granted by BCBS, and is currently in force, with respect to any matter relating to Taxes; and (iv) there is no outstanding request for any extension of time within which to pay any Taxes or file any Returns of BCBS.

        (c)  BCBSKS is, and will be prior to and through the Closing Date, an "existing Blue Cross and Blue Shield organization" as defined in §833(c)(2) of the Code, and has filed its federal income tax returns for all periods after the effective date of §833 of the Code consistent with the treatment described in §833 of the Code.

        (d)  The representations set forth in Section 3.09(xii) and this Section 3.24 shall be the only representations with respect to Taxes set forth in this Agreement and any other representations shall not be deemed applicable to Tax matters.

        SECTION 3.25.    Insurance.

        (a)  Section 3.25(a) of the Disclosure Statement sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, workers' compensation, and bond and surety arrangements, but excluding title insurance policies) under which BCBS has been an insured, a named insured or otherwise the principal beneficiary of coverage, which policy covers occurrences or claims made as of or during the two (2) years preceding the date hereof:

          (i)    the name of the insurer and the names of the principal insured and each named insured;

          (ii)  the policy number and the period of coverage; and

          (iii)  the type, scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount of coverage.

        (b)  With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCBS: (i) to the knowledge of BCBSKS, the policy is legal, valid, binding and enforceable in accordance with its terms in all material respects (except that such enforcement may be subject to (A) bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting or relating to the enforcement of creditors' rights generally, (B) applicable insurance company delinquency, rehabilitation and liquidation laws and (C) general equitable principles) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; and (ii) BCBS is not in breach or default in any material respect (including any breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of BCBS, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification under the policy.

        (c)  Section 3.25(c) of the Disclosure Statement sets forth all material risks against which BCBS is self-insured or which are covered under any risk retention program in which BCBS participates and details for the last five (5) years of BCBS's loss experience with respect to such risks.

        (d)  At no time subsequent to January 1, 1996, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCBS, has BCBS (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) failed to have those material assets and risks that are customarily insured against by other Persons with similar businesses and properties in the same localities covered by valid insurance policies issued by responsible insurance companies in types and amounts of coverage that are commercially reasonable for companies engaged in businesses similar to the Business, (iii) made any material reduction in the scope or amount of its insurance coverage, (iv) been notified in writing that any existing material insurance coverage will not be available in the future substantially on the same terms as are now in effect, except for expirations in the ordinary course, or (v) suffered any extraordinary increase in premium for renewed coverage.

        (e)  As of the date hereof, all material insurance policies currently in effect are expected to be outstanding and duly in force at the time of Closing, except for those policies that will expire under their terms in the ordinary course.

        SECTION 3.26.    Accounts; Lockboxes; Safe Deposit Boxes; Powers of Attorney.    Section 3.26 of the Disclosure Statement is a true and complete list of (i) the names of each bank, savings and loan association, securities or commodities broker or other financial institution in which BCBS has an account, including cash contribution accounts, and the names of all persons authorized to draw thereon or have access thereto, (ii) the location of all lockboxes and safe deposit boxes of BCBS and the names of all Persons authorized to draw thereon or have access thereto, and (iii) the names of all Persons, if any, holding powers of attorney from BCBS relating to the Business or BCBS.

        SECTION 3.27.    Brokers.    Except for Dresdner Kleinwort Wasserstein and Michael Lewis, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Escrow Agreement based upon arrangements made by or on behalf of BCBS.

        SECTION 3.28.    No Pecuniary Interests.    BCBSKS and, to the knowledge of BCBSKS, its directors, officers, agents and employees, have complied with Section 40-4007 of the Kansas Insurance Law.

        SECTION 3.29.    Computer Systems.    Except as set forth in Section 3.29 of the Disclosure Statement, BCBS's business critical computer systems and related software are presently serving BCBS and the needs of the Business adequately.

        SECTION 3.30.    Brokers and Agents.    To BCBSKS's knowledge, no broker/agent through which BCBS places or sells products who is among the top fifty (50) brokers/agents based on annual commission volume has indicated any unwillingness to participate with Purchaser in connection with the Business. Except as indicated in Section 3.30 of the Disclosure Statement, BCBS is not a party to any fronting, quota-sharing or similar agreement to place or sell insurance for the full or partial benefit of any other insurance company.

        SECTION 3.31.    Government Contracts.    Except as set forth in Section 3.31 of the Disclosure Statement, BCBS is and has operated in compliance in all material respects with all contractual, statutory, regulatory and other requirements applicable to BCBS as a provider of insurance coverage to, or administrator of health benefit programs for employees of the federal, state and local governments and subdivisions and to beneficiaries under programs sponsored or administered by any such governments or subdivisions thereof (collectively "Government Contracts") and, to the knowledge of BCBSKS, is subject to no claim for, and no event has occurred which, with notice and the lapse of time, would constitute a basis for a claim for, a penalty, fine, return of premium, repayment of costs charged, renegotiation of charges or fees, change in claims or billings as a result of audit, adjustment, charge, retroactive restatements of costs or charges, or other liability in respect of any Government Contract, which claim, if successful, would reasonably be expected to have a Material Adverse Effect on BCBS.

        SECTION 3.32.    Medicare Secondary Payor Rules.    Except as set forth in Section 3.32 of the Disclosure Statement, or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCBS: without in any way limiting the generality of other representations and warranties made herein by BCBSKS, (i) all actions taken or failed to have been taken by BCBS or its agents in connection with the insuring or administration of healthcare plans maintained for BCBS's employer clients or other clients have been taken or omitted in compliance in all material respects with the so-called "Medicare Secondary Payor Rules" and all applicable federal laws, as supplemented by the regulations of the Department of Health and Human Services concerning Medicare Secondary Payer liability ("Secondary Payor Rules"); and (ii) no healthcare plan administered or insured by BCBS has any liability (including but not limited to any liability under the Code, ERISA, the Social Security Act and Age Discrimination in Employment Act) to the United States of America or to any other Person with respect to the Secondary Payor Rules. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCBS, neither BCBS nor, to the knowledge of BCBSKS, its agents have incurred any liability with respect to acts taken or omitted prior to Closing under existing or prior contracts with its employer clients or other clients for any excise tax liability under Section 5000 of the Code.

        SECTION 3.33.    Confidentiality of Personal Information.    BCBS has complied in all material respects with all applicable Laws, agreements and other legal obligations relating to privacy, confidentiality, use and disclosure of personal information of policyholders, insureds, beneficiaries, employees and other persons, including, without limitation, personal health, financial and credit information. BCBS has complied in all material respects with all limitations and obligations concerning the privacy, confidentiality, use and disclosure of personal information contained in all privacy notices published or distributed by BCBS, including, without limitation, transactional, annual and posted notices and privacy policies on BCBS websites, given pursuant to the Graham-Leach-Bliley Act of 1999, the Health Insurance Portability and Accountability Act of 1996, and applicable state privacy acts, each as amended, together with the regulations relating thereto.

        SECTION 3.34.    Resolution of Charitable Claims, etc.    All applicable Governmental Authorities have discharged or released all present and future charitable, cy pres, and similar claims with respect to BCBS, including the assets and business thereof. There is no Action pending before any Governmental Authority with respect to (or, to the knowledge of BCBSKS, threatened against or involving) BCBSKS or any of its Affiliates, involving a charitable, cy pres or similar claim with respect to BCBSKS or any of its Affiliates or any of the assets or businesses of BCBSKS or any of its Affiliates, and to the knowledge of BCBSKS, there exists no reasonable basis for the assertion thereof by any Person other than a Governmental Authority.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

        As an inducement to BCBSKS to enter into this Agreement, Purchaser hereby represents and warrants to BCBSKS that, as of the date of this Agreement and the Closing Date:

        SECTION 4.01.    Organization and Authority of Purchaser.    Anthem is a mutual insurance company duly organized, validly existing and in good standing under the laws of the State of Indiana. Anthem West is, and Anthem, Inc. will be, on the Closing Date, a corporation duly incorporated, validly existing and in good standing under the laws of the State of Indiana. Subject to the necessary approvals by Governmental Authorities described in Article VIII, each of Purchaser, Anthem West and Anthem, Inc. has or will have all necessary corporate power and authority to enter into this Agreement and the Escrow Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder, and the consummation by Purchaser of the transactions contemplated hereby, have been duly authorized by all requisite action on the part of Purchaser. On the Closing Date, the following will have been duly authorized by all requisite action on the part of Purchaser, Anthem West and Anthem, Inc., as applicable: (a) the execution and delivery of the Escrow Agreement by Purchaser, Anthem West and/or Anthem, Inc., as the case may be; (b) the performance by Purchaser, Anthem and/or Anthem, Inc. of their respective obligations, if any, under the Escrow Agreement; and (c) the consummation by Purchaser, Anthem West and/or Anthem, Inc., as the case may be, of the transactions contemplated by the Escrow Agreement. This Agreement (with respect to Anthem) has been, and upon its execution the Escrow Agreements (with respect to Anthem, Anthem West and Anthem, Inc.) will be, duly executed and delivered by Purchaser, Anthem West and Anthem, Inc., as the case may be, and (assuming due authorization, execution and delivery by BCBSKS) this Agreement (with respect to Anthem) constitutes, and upon its execution the Escrow Agreement (with respect to Anthem, Anthem West and Anthem, Inc.) will constitute, legal, valid and binding obligations of Purchaser, Anthem West and Anthem, Inc., as the case may be, enforceable against Purchaser, Anthem West and Anthem, Inc., as the case may be, in accordance with their respective terms except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally, (ii) applicable insurance company delinquency, rehabilitation and liquidation laws and (iii) general equitable principles.

        SECTION 4.02.    No Conflict.    Assuming compliance with the requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Article VIII, except as may result from any facts or circumstances relating solely to BCBSKS, the execution, delivery and performance of this Agreement and the Escrow Agreement by Purchaser, Anthem West and Anthem, Inc. do not and would not reasonably be expected to (a) violate, conflict with or result in the breach of any provision of the Articles of Incorporation or By-laws of Purchaser, Anthem West or Anthem, Inc., (b) conflict with or violate any Law or Governmental Order applicable to Purchaser, Anthem West or Anthem, Inc. or any of their respective assets, properties or businesses, or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Purchaser, Anthem West or Anthem, Inc. pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Purchaser, Anthem West or Anthem, Inc. is a party or by which any of such assets or properties is bound or affected, which, in the cases of clauses (b) and (c), would have a material adverse effect on the ability of Purchaser, Anthem West or Anthem, Inc. to consummate the transactions contemplated by this Agreement or by the Escrow Agreement.

        SECTION 4.03.    Brokers.    Except for Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

        SECTION 4.04.    No Pecuniary Interest.    No director, officer, agent or employee of Purchaser, Anthem West or Anthem, Inc., or any member of the family of such director, officer, agent or employee, has directly or indirectly received, or will directly or indirectly receive, any fee, commission, compensation or other valuable consideration whatsoever for in any manner aiding, promoting or assisting in the fulfillment of this Agreement, except as may be disclosed in certificates or affidavits to be filed with the Indiana Insurance Department and the Kansas Insurance Division.

        SECTION 4.05.    Consents and Approvals of Governmental Authorities.    Except for: (i) the filing of appropriate documents and the obtaining of appropriate approvals to effect the transactions contemplated herein as required by the laws of the States of Kansas and Indiana, including, without limitation, the approval of the Kansas and Indiana Insurance Departments, and (ii) the filing of a Pre-Merger Notification pursuant to the HSR Act and the consents and approvals listed in Section 4.05 of the Purchaser Disclosure Statement, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be obtained or made by Purchaser, Anthem West or Anthem, Inc. in connection with the execution, delivery and performance of this Agreement and the Escrow Agreement and the transactions contemplated herein and therein, except such as would not, individually or in the aggregate, reasonably be expected to be material.

        SECTION 4.06.    Investment Representations.    Each of Purchaser, Anthem West or Anthem, Inc., is acquiring the Shares for its own account for investment and not with a view toward any resale, assignment, or distribution thereof. Each of Purchaser, Anthem West or Anthem, Inc., understands that the Shares have not been registered under the Securities Act in reliance upon an exemption therefrom for nonpublic offerings, and understands that the Shares may not be sold or otherwise transferred unless such sale or other transfer is registered under the Securities Act or an exemption from registration is available, and a legend evidencing such restrictions will be placed on the Shares. Purchaser is and as of the Closing Date each of Purchaser, Anthem West and Anthem, Inc. will be, an

"accredited investor" within the meaning given such term in Regulation D promulgated under the Securities Act. Each of Purchaser, Anthem West or Anthem, Inc., either by itself or with the assistance of financial advisors employed by it has sufficient knowledge and experience to evaluate the merits and bear the economic risks of an investment in the Shares. Each of Purchaser, Anthem West and Anthem, Inc., has been given the opportunity to ask questions about the Business and has had any such questions answered to its satisfaction.

        SECTION 4.07.    Financial Ability to Perform.    Each of Purchaser, Anthem West and Anthem, Inc. has, and at all times up to and including the Closing Date will have, the financial resources necessary on its part to consummate the transactions contemplated by this Agreement.

        SECTION 4.08.    No Litigation.    There is no Action pending or, to the knowledge of Purchaser, threatened against or involving Purchaser, Anthem West, or Anthem, Inc. before any Governmental Authority that questions the validity of, or the obligations of Purchaser, Anthem West, or Anthem, Inc. under this Agreement or the Escrow Agreement, or that seeks to impede, enjoin or invalidate the transactions contemplated by this Agreement or the Escrow Agreement.

        SECTION 4.09.    Charitable Claims, etc.    Except as set forth in Section 4.09 of the Purchaser Disclosure Statement, there is no Action pending before any Governmental Authority with respect to (or, to the knowledge of Purchaser, threatened against or involving) Purchaser or any of its Affiliates, involving a charitable, cy pres or similar claim with respect to Purchaser or any of its Affiliates or any of the assets or businesses of Purchaser or any of its Affiliates.

ARTICLE V

ADDITIONAL AGREEMENTS

        SECTION 5.01.    Conduct of Business Prior to the Closing.

        (a)  BCBSKS covenants and agrees that, except with the prior approval of Purchaser (which approval shall not be unreasonably withheld), between the date hereof and the Closing, or as contemplated or permitted by this Agreement, or as set forth in the Disclosure Statement, BCBSKS shall conduct the Business only in the ordinary course and either consistent with BCBSKS's prior practice or pursuant to Customary Actions. Without limiting the generality of the foregoing, and without Purchaser's consultation and approval (which approval shall not be unreasonably withheld), BCBSKS shall use commercially reasonable efforts to: (i) continue its advertising and promotional activities in accordance with past practice or pursuant to Customary Actions; (ii) not shorten or lengthen the customary payment cycles for any of its payables or receivables; (iii) (A) preserve intact its business organization and the business organization of the Business, (B) keep available to Purchaser the services of the employees of BCBS, (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of BCBS and the Business, and (D) preserve its current relationships with its customers, suppliers and other persons with which it has significant business relationships; (iv) exercise, but only after notice to Purchaser, any rights of renewal pursuant to the terms of any of the leases or subleases set forth in Section 3.13(a) of the Disclosure Statement which by their terms would otherwise expire; and (v) not engage in any practice, take any action, fail to take any action or enter into any transaction which would reasonably be expected to cause any representation or warranty of BCBSKS to be untrue at any time prior to the Closing Date, or result in a breach of any covenant made by BCBSKS in this Agreement.

        (b)  Except in the ordinary course and either consistent with past practice or pursuant to Customary Actions and without limiting the generality of the foregoing, BCBSKS covenants and agrees that, prior to the Closing, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld), BCBSKS will: (i) not do any of the things enumerated in the second sentence of Section 3.09 thereof (except as set forth on Section 5.01(b) of the Disclosure Statement), and

(ii) not adopt or amend any of the plans, agreements or policies described in Article VI so as to increase the compensation payable to any employee.

        (c)  Promptly following execution of this Agreement, BCBSKS will co-operate with Purchaser in planning for the combination and integration of the businesses. BCBSKS shall advise Purchaser of the status of achieving BCBS's then current Business Plan (as has been presented to Purchaser), including all of the material components thereof, and shall provide Purchaser with such information regarding the Business and its operations and Purchaser shall reasonably request.

        (d)  For purposes of this Agreement, a "Customary Action" means an action taken that occurs in the ordinary course of the relevant Person's business and where the taking of such action is generally recognized as being customary for enterprises of similar size and scope in such Person's line of business.

        SECTION 5.02.    Access to Information.

        (a)  From the date hereof until the Closing, upon reasonable notice and subject to applicable laws relating to the exchange of information, BCBSKS shall, and shall cause each of its officers, directors, employees, agents, accountants and counsel to: (i) afford the officers, employees and authorized agents, accountants, counsel, financing sources and other representatives of Purchaser reasonable access, during normal business hours during the period prior to the Closing Date, to the offices, properties, plants, other facilities, books and records of BCBS, and to those officers, directors, employees, agents, accountants and counsel of BCBS who have any knowledge relevant to BCBS or the Business, (ii) furnish to the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of Purchaser such additional financial and operating data and other information regarding the Business, assets, properties, personnel and goodwill of BCBS as Purchaser may from time to time reasonably request; and (iii) cooperate with and assist Purchaser in planning and preparing for post-Closing operations, including without limitation matters relating to customer and employee retention. From the date hereof until the Closing, each party shall make available to the other party a copy of each report, schedule, registration statement, and other document files or received by it during such period pursuant to the requirements of federal or state law (other than those reports or documents which Purchaser or BCBSKS, as the case may be, is not permitted to disclose under applicable Law). Notwithstanding anything contained in this Agreement to the contrary, neither Purchaser nor BCBSKS nor any of their respective Affiliates, shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Purchaser's or BCBSKS's customers, jeopardize the attorney-client or accountant-client privilege of the institution in possession or control of such information or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

        (b)  In order to facilitate the resolution of any claims made against BCBS which were incurred by BCBS prior to the Closing, for a period of seven (7) years after the Closing, Purchaser shall (i) retain the books and records of BCBS which are transferred to Purchaser pursuant to this Agreement relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of BCBS, and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of BCBSKS (including without limitation the Policyholder Committee) reasonable access (including without limitation the right to make, at BCBSKS's expense, photocopies), during normal business hours, to such books and records.

        (c)  Without limiting the requirements of Section 3.06, as soon as they are compiled, BCBSKS shall deliver to Purchaser each financial statement which is prepared for BCBSKS between the date of this Agreement and the Closing Date (whether interim or annual).

        (d)  Each of Purchaser and BCBSKS shall hold all information furnished by or on behalf of the other party or any of such party's Affiliates or representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with the provisions of, the Confidentiality Agreement.

        SECTION 5.03.    Regulatory and Other Authorizations; Notices and Consents.

        (a)  Without limiting the generality or effect of any other provision hereof, each of the parties will use commercially reasonable efforts to take, or cause to be taken, all reasonable actions, and to do or cause to be done, and to assist and cooperate with the other party in doing, all things reasonable, necessary (or advisable), and proper to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including those referred to in Section 3.05 and/or Section 4.05), and the taking of all reasonable steps as may be necessary to obtain approval or waiver from, or to avoid an Action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Without limiting the generality of this paragraph (a), the parties agree to the allocation of principal responsibilities set forth in paragraphs (b) through (c) as follows:

        (b)    HSR.    Each party hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within a mutually agreed time after the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.

        (c)    Form A.    Purchaser shall prepare and file the "Form A" regulatory filing to be made pursuant to Kansas Insurance Law and the insurance Law of the State of Arizona, in connection with this Agreement and the transactions contemplated hereby, and shall, subject to Section 5.03(d), coordinate the conduct of the hearing before the Kansas Division of Insurance in connection with such filing.

        (d)    Conversion.    BCBSKS shall prepare and, subject to the adoption of the Plan of Conversion by the Board of Directors of BCBSKS, file, after consultation with Purchaser and with the consent of Purchaser (which consent shall not be unreasonably withheld), the Plan of Conversion. Such regulatory filing shall be made pursuant to Kansas Insurance Law and other applicable Kansas Law in connection with this Agreement and the transactions contemplated hereby. BCBSKS shall coordinate the conduct of the regulatory proceeding before the applicable regulatory agencies in connection with such filing, except to the extent that any required hearing shall be combined with the Form A hearing, in which event such hearing shall be coordinated together with Purchaser.

        (e)    Third Party Consents.    BCBSKS shall give promptly such notices to third parties and use its commercially reasonable efforts to obtain such third party consents and estoppel certificates as Purchaser may reasonably deem necessary or desirable in connection with the transactions contemplated by this Agreement, including, without limitation, all third party consents that are necessary or desirable in connection with the Material Contracts. Purchaser shall cooperate and use commercially reasonable efforts to assist BCBSKS in giving such notices and obtaining such consents and estoppel certificates; provided, however that Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any Material Contract which Purchaser in its reasonable discretion may deem materially adverse to the interests of Purchaser or the Business.

        SECTION 5.04.    Notice of Developments.    Prior to the Closing, BCBSKS shall promptly notify Purchaser in writing of (i) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement within the knowledge of BCBSKS which would reasonably be expected to result in a Material Adverse Effect on BCBS, or (ii) any written notice or other written communication from or to any rating agency in connection with this Agreement or the transactions contemplated hereby, or otherwise, and from or to any Governmental Authority in connection with this Agreement or the transactions contemplated hereby, or otherwise.

        SECTION 5.05.    No Solicitation or Negotiation.

        (a)  BCBSKS agrees that, between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, neither BCBSKS nor any of its Affiliates, or their respective officers, directors, representatives or agents will (i) solicit, initiate or encourage any other proposals or offers from any Person relating to an Extraordinary Business Combination, or (ii) participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person relating to, an Extraordinary Business Combination, except that BCBSKS may state that it is bound by this Agreement. BCBS immediately shall cease and cause to be terminated all existing discussions and negotiations with any Persons conducted heretofore with respect to an Extraordinary Business Combination. Between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, BCBSKS agrees not to, without the prior written consent of Purchaser, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which BCBS is a party.

        (b)  Nothing contained in this Section 5.05 or in any other provision of this Agreement shall prohibit BCBSKS from (i) making any disclosure of information required by law (provided, BCBSKS uses commercially reasonable efforts to obtain confidential treatment for such information), (ii) communicating any information to the Board of Directors of BCBSKS or any its Affiliates, or (iii) providing information regarding BCBS to, or participating in discussions or negotiations with, any third party (provided such party is subject to an executed confidentiality agreement) that makes an unsolicited proposal for an Extraordinary Business Combination if the Board of Directors of BCBS shall have determined in its good faith reasonable judgment, after consultation with its outside legal counsel and financial advisors, that failure to take such action to determine if the unsolicited proposal for an Extraordinary Business Combination is a Superior Proposal would be inconsistent with its statutory or fiduciary duties. For purposes of this Section 5.05(b), receipt of a new proposal for an Extraordinary Business Combination after the date hereof, without any direct or indirect solicitation by BCBS or its representatives, from a third party that presented BCBS with a proposal for an Extraordinary Business Combination prior to the date hereof that was rejected by BCBS shall be deemed to be an unsolicited proposal for an Extraordinary Business Combination. Notwithstanding anything contained in this Agreement to the contrary, neither BCBSKS nor its Board of Directors may terminate this Agreement except in accordance with the terms of Article X. Any action by the Board of Directors of BCBSKS permitted by this Section 5.05 shall not constitute a breach of this Agreement by BCBSKS.

        (c)  BCBSKS shall notify Purchaser promptly (and in any event within forty-eight (48) hours) if any proposal or offer is made, and shall, in any such notice to Purchaser, indicate in reasonable detail the identity of the Person making such proposal or offer and the material terms and conditions of such proposal or offer. BCBSKS will keep Purchaser reasonably informed of the status and details (including amendments or proposed amendments) of any such proposal or offer.

        SECTION 5.06.    Termination Fees.

        (a)  In the event that this Agreement is terminated by BCBSKS pursuant to Section 10.01(b)(ii), then BCBSKS shall promptly pay to Purchaser, by wire transfer in immediately available funds contemporaneously with such termination, a break-up fee equal to $12,000,000.

        (b)  The payment of fees provided for in Section 5.06(a) shall not in any way limit any remedies against BCBSKS under this Agreement for breach of any covenant, representation or warranty of this Agreement by BCBSKS, and Purchaser reserves its rights to pursue its remedies, at Law or in equity, against BCBSKS therefor. BCBSKS acknowledges that the agreements contained in this Section 5.06 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, Purchaser would not enter into this Agreement.

        SECTION 5.07.    Directors.

        (a)  Purchaser will use its reasonable best efforts to cause a mutually satisfactory candidate from BCBSKS's current Board of Directors to be nominated and elected to Purchaser's Board of Directors for a two year term at Purchaser's first annual meeting after the Closing Date.

        (b)  Purchaser will create and maintain after Closing a local advisory board for Purchaser's Kansas business. Purchaser will also provide proportionate representation for Kansas residents on a regional advisory board that will contribute to the oversight and development of Purchaser's West Region. The fees paid by Purchaser after the Closing Date to existing members of the Board of Directors of BCBSKS who continue to serve after the Closing Date on either the local or a regional advisory board created by Purchaser will not be less than the director fees currently paid to such individuals by BCBSKS.

        SECTION 5.08.    Advisory Committees.    As soon as practicable following the Closing Date, and continuing for not less than three (3) years after the Closing Date, Purchaser shall establish and maintain (or continue existing) hospital, medical and dental advisory committees for BCBSKS, each consisting of similar numbers and qualifications of members as those of equivalent advisory committees of BCBSKS pursuant to the Bylaws of BCBSKS in effect as of the date hereof (except as may be modified by mutual agreement of Purchaser and BCBSKS on or before the Closing Date).

        SECTION 5.09.    Further Action.    Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Laws, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

ARTICLE VI

EMPLOYEE MATTERS

        SECTION 6.01.    Transferred Employees.

        (a)  As used herein, "Transferred Employees" shall mean those employees of BCBS who are employed by BCBS as of the Closing Date.

        (b)  At the Effective Time, Purchaser shall employ all of the Transferred Employees.

        SECTION 6.02.    Maintenance of Certain Plans; Contributions.

        (a)  Purchaser shall maintain the BCBSKS Employee Performance Incentive Program (the "EPIP") in accordance with its terms as in effect on the Closing Date for the full calendar year in which the Closing Date occurs. Any employee participant goals contained in the terms of the EPIP that are based on BCBSKS's financial performance during such calendar year shall be determined with reference to Purchaser's good faith judgment of pro forma results of the income, administrative expense and enrollment throughout the calendar year which, but for the transaction contemplated by this Agreement, would have been attributable solely to BCBSKS.

        (b)  From and after the Closing Date, and continuing unless and until the maintenance of such policy becomes impossible by operation of applicable Law, Purchaser shall maintain in effect the policy of contribution to retiree health insurance of BCBSKS in effect immediately prior to the Closing Date with benefits that provide: (i) seventy-five percent (75%) of the cost of health insurance coverage for (A) each former BCBSKS employee who retired prior to, and was eligible to receive benefits under such policy on, the Closing Date; and (B) each Transferred Employee who was hired prior to February 1, 1986 and whose completed age plus total years of service with BCBSKS on the Closing Date equals 60 or more; and (ii) a percentage of the cost of health insurance coverage that equals (A) 2.5 multiplied by (B) such Transferred Employee's total combined years of service with BCBSKS and Purchaser (whether occurring before or after the Closing Date) for each Transferred Employee hired on or after February 1, 1986 whose completed age plus total years of service with BCBSKS on the Closing Date equals 60 or more.

        SECTION 6.03.    Treatment of Transferred Employees.

        (a)  Purchaser shall provide each Transferred Employee (i) whose completed age plus total years of service with BCBSKS equals 60 or more on the Closing Date; or (ii) who is age 50 or greater with at least five years of service with BCBSKS on the Closing Date, with defined benefit pension benefits upon retirement that are at least equal to the benefits such Transferred Employee would have received upon retirement under the BCBSKS defined benefit pension plan that such Transferred Employee participated in immediately prior to the Closing Date.

        (b)  From and after the Closing Date, Purchaser shall provide each Transferred Employee who was a "highly compensated employee" (as such term is defined in Section 414 of the Code) immediately prior to the Closing Date with such supplementary deferred compensation benefits as are necessary to compensate each such Transferred Employee for any adverse effect each such Transferred Employee may experience as a result of IRS maximum limitations on elective salary deferrals to any tax-qualified retirement plan in which such Transferred Employee participates.

        (c)  From and after the Closing Date and subject to Section 6.03(a) hereof, Purchaser shall provide each Transferred Employee with benefits, rights and entitlements which, in the aggregate, are substantially equivalent to those provided to similarly situated employees of Purchaser, taking into account all relevant factors, including, without limitation, family status, duties, geographic location and length of service. Without limiting the generality of the foregoing, until January 1, 2003 Purchaser shall maintain, in accordance with its terms, the defined contribution 401(k) plan of BCBSKS in effect immediately prior to the Closing Date for the benefit of each Transferred Employee and each employee hired at any former BCBSKS location after the Closing Date.

        (d)  To the extent service is a factor in determining eligibility for and vesting in the benefits provided thereunder, the plans and programs in which each Transferred Employee participates in after the Closing Date shall recognize service with BCBSKS and its subsidiaries for purposes of determining (i) each such Transferred Employee's eligibility to participate in, and vest in the benefits provided under, such plan or program and (ii) the benefits accrued under such plan or program. Notwithstanding the foregoing, in no event shall any Transferred Employee receive duplicate benefits with respect to any period of prior service. To the extent any welfare benefit plan in which any Transferred Employee participates after the Closing Date (other than under a continued BCBSKS plan) imposes any pre-existing condition limitation, such condition shall be waived and all costs incurred by such Transferred Employee's under any health or welfare plan in the calendar year in which the Closing Date occurs shall be applied toward such Transferred Employee's deductible and any applicable out of pocket expense limitation.

        SECTION 6.04.    Post-Closing Employment Levels.    Purchaser covenants that, within three (3) years after the Closing Date, the Purchaser will achieve the goal of maintaining substantially proportionate employment levels with respect to its operations in Kansas as compared to the other geographic areas in which Purchaser operates based on the level of membership in those areas, subject to such fluctuations as are required in the Purchaser's reasonable business judgment to respond to business conditions in general, or to substantial changes in relevant Kansas laws or regulations.

        SECTION 6.05.    Non-Competition/Non-Solicitation Agreements.    BCBSKS will cooperate with Purchaser's efforts to obtain non-competition/non-solicitation agreements by those key employees of BCBS who are identified by Purchaser.

        SECTION 6.06.    No Employment Agreement or Third Party Beneficiary Status.    Except as provided in the next succeeding sentence, nothing in this Article VI shall be deemed to create an employment agreement or create or grant any third party beneficiary rights or any other rights in third parties to rely upon or enforce the provisions thereof. Notwithstanding the foregoing, those Transferred Employees described in Sections 6.02(b) and 6.03(a) hereof shall be deemed to be third party beneficiaries in respect of such Sections and shall be entitled to enforce Purchaser's obligations thereunder as fully as though they were parties to this Agreement.

ARTICLE VII

TAX MATTERS

        SECTION 7.01.    Returns and Payments.    From the date of this Agreement through and after the Closing Date, BCBSKS shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Authority (or cause to be prepared and filed or so furnished) in a timely manner all Tax returns, reports and forms (each, a "Return") relating to BCBS required to be filed (taking into account all extensions) with respect to operations of BCBS on or before the Closing Date and shall timely pay all Taxes shown as due on such Returns, all Taxes payable that are not required to be shown on any Return or all Taxes otherwise payable as a result of the completion or settlement of a Tax Audit or other such proceeding. In connection with the foregoing, BCBSKS shall not accelerate its recognition of items of loss, deduction or credit to periods before the Closing Date without the prior written consent of Purchaser, which consent will not be unreasonably withheld. With respect to any Return required to be filed by BCBSKS hereunder, BCBSKS shall provide the Purchaser and its authorized representatives with a copy of such completed Return, together with appropriate supporting information and schedules, at least twenty (20) Business Days prior to the due date (including any extension thereof) for the filing of such Return, and Purchaser and its authorized representatives shall have the right to review and comment on such Return and statement prior the filing of such Return, which comments shall, in good faith, be considered by BCBSKS; provided, however, that BCBSKS shall make any changes requested by Purchaser with respect to any Return to the extent (i) such Return violates this Agreement or (ii) the Neutral Auditor renders an opinion that such Return, if not so changed, cannot be so prepared and filed without it more likely than not being subject to penalties if audited.

        SECTION 7.02.    Contests.

        (a)  Before the Closing, Purchaser and BCBSKS shall each promptly notify the other (and the Policyholder Committee, if then established) in writing of any written notice of a proposed assessment or claim in a Tax Audit or administrative or judicial proceeding of Purchaser or BCBSKS which, if determined adversely to the taxpayer, could adversely effect the other party, its business or its assets.

        (b)  Before the Closing, BCBSKS shall permit Purchaser to participate in any Tax Audit relating to BCBS. BCBS shall have the right to control any such Tax Audit. BCBSKS shall not settle any Tax Audit under its or their control without the prior consent of the Purchaser, which consent shall not be unreasonably withheld, if such settlement will have a material adverse economic impact on Purchaser or the Business.

        SECTION 7.03.    Conveyance Taxes.    BCBSKS shall be liable for and shall timely pay any real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement.

        SECTION 7.04.    Miscellaneous.

        (a)  For purposes of this Article VII, "Purchaser" and "BCBSKS" shall include each member of the affiliated group of corporations of which it was, is or becomes a member.

        (b)  As and to the extent requested by Purchaser and permitted under the applicable agreement, BCBSKS shall cause any and all Tax sharing agreements to which BCBS is a member to be terminated, and all amounts due under each of such agreements to be paid in full, on or prior to the Closing.

        SECTION 7.05.    Tax Disputes.    In the case of (i) any amount for which a reserve has been established pursuant to Section 2.08(c)(iv) or (ii) any Tax Escrow Dispute, the reserve or disputed amount shall be held in the Escrow Fund until there has been a Final Determination with respect to the Tax issue for which the reserve was established or which gave rise to the dispute. All references to BCBSKS in this Section 7.05 shall include, without limitation, its successors and Affiliates.

        (a)    Filing of Returns.    Purchaser shall, and shall cause BCBSKS to, prepare and file all Returns in a manner consistent with the Policyholder Committee's position with respect to any Tax Escrow Dispute, unless (and only to the extent that) Purchaser shall have provided the Policyholder Committee with an opinion of nationally-recognized independent tax counsel ("Independent Tax Counsel"), which opinion shall in form and substance be reasonably acceptable to the Policyholder Committee, to the effect that there is no reasonable basis for the Policyholder Committee's position.

        (b)    Tax Rulings.    The Policyholder Committee may request a private letter ruling from the IRS or, with respect to any state Tax issue, comparable definitive guidance from the relevant state Tax authority, with respect to any Tax issue for which a reserve has been established pursuant to Section 2.08(c)(iv) or that is the subject of a Tax Escrow Dispute. Purchaser shall, and shall cause BCBSKS to, cooperate with the Policyholder Committee and its counsel in connection with such ruling request, including, without limitation, by providing the Policyholder Committee and its counsel with powers of attorney or other appropriate documents that will enable the Policyholder Committee and its counsel to represent BCBSKS in connection therewith. The Policyholder Committee shall control the conduct of such request. Such control shall include, without limitation, the right to withdraw such request at any time.

        (c)    Tax Audits.    If any government auditing agent or other Government Authority proposes an adjustment to any Return of BCBSKS that, if agreed to, would result in the payment by BCBSKS of an Indemnifiable Tax Cost or a Contingent Litigation Matter Cost, Purchaser shall, and shall cause BCBSKS to (i) promptly so notify the Policyholder Committee in writing, (ii) not make any payment of such proposed adjustment for at least thirty (30) days and (iii) request, to the extent permitted by law, an extension of time to file a formal protest with respect to such proposed adjustment. If requested by the Policyholder Committee and not materially adverse to Purchaser or BCBSKS, Purchaser shall, and shall cause BCBSKS to, make all reasonable efforts to sever the resolution of such issue from all other Tax issues pertaining to BCBSKS that are the subject of such audit or other proceeding, and, in the event that the resolution of such issue is so-severed, shall afford the Policyholder Committee and its counsel the right to assume control of the conduct of any administrative or judicial proceeding regarding the resolution of such issue including, without limitation, by providing the Policyholder Committee and its counsel with powers of attorney or other appropriate documents that will enable the Policyholder Committee and its counsel to conduct such proceedings. Such control shall include, without limitation, the right to make all determinations regarding the resolution of such matter by settlement or otherwise; whether to contest the resolution of such matter by judicial proceedings or otherwise (including selecting the proper forum for such proceedings); whether to pay the Tax claimed and seek a refund or not pay the Tax claimed; and whether to appeal any adverse determination. Purchaser shall, and shall cause BCBSKS to, cooperate with the Policyholder Committee and its counsel in the conduct of such proceedings, including, without limitation, by providing all information and documents reasonably requested by the Policyholder Committee and its counsel with respect thereto. If the resolution of any such issue has not been severed, Purchaser shall, and shall cause BCBSKS to, afford the Policyholder Committee and its counsel a reasonable opportunity to participate in the conduct of any administrative or judicial proceedings regarding such issue, including, without limitation, the right to review all pertinent information and documents; to consult with Purchaser, BCBSKS and its counsel; to participate in conferences with taxing authorities; and to submit pertinent material in support of the Policyholder Committee's position. Purchaser shall not, and shall not permit BCBSKS to, accept any proposed adjustment or agreement in compromise which could result in a claim against the Escrow Fund for an Indemnifiable Tax Cost or a Contingent Litigation Matter Cost pertaining to Taxes without the express written consent of the Policyholder Committee and, if directed by the Policyholder Committee, shall, and shall cause BCBSKS to, diligently contest (including pursuing all judicial appeals) the validity, applicability and the amount of and such proposed adjustment; provided that, BCBSKS shall not be required to reject any proposed adjustment or agreement in compromise or to appeal any adverse judicial determination if BCBSKS shall have provided to the Policyholder Committee an opinion of Independent Tax Counsel, which opinion shall in form and substance be reasonably acceptable to the Policyholder Committee, concluding that there is no reasonable possibility of success on the merits if such matter were pursued. The Policyholder Committee shall have the right to reasonably approve (i) counsel selected by BCBSKS in connection with any dispute or proceeding regarding such proposed adjustment, (ii) the choice of forum for any such dispute and (iii) whether to pay the Tax claimed and seek a refund thereof or not to pay the Tax claimed.

        (d)    Cooperation.    Notwithstanding anything in this Section 7.05 to the contrary, the Policyholder Committee shall afford Purchaser and BCBSKS a reasonable opportunity to participate in the conduct of any proceeding (including any request for rulings) that it controls pursuant to this Section 7.05. Such participation shall include the right to review all information and documents and the right to consult with the Policyholder Committee and its counsel with respect thereto whether or not such right is specifically referenced in this Section 7.05(d). The Policyholder Committee shall not accept any proposed adjustment or agreement in compromise on behalf of BCBSKS, commence any administrative or judicial action, make any Tax payment or withdraw any ruling request without the prior consent of Purchaser, which consent shall not be unreasonably withheld, provided, that the Policyholder Committee may take any such action without the consent of Purchaser if it reasonably determines that the failure to do so will be materially adverse to the interests of Eligible Policyholders, and provided further that if the Policyholder Committee requests that BCBSKS accept a settlement of any proposed adjustment, BCBSKS shall either consent to such settlement or agree with the Policyholder Committee that BCBSKS's right to indemnification from the Escrow Fund with respect to the issue that is the subject of such proposed settlement be limited to an amount calculated on the basis of the settlement offer.

        (e)    Notice of Final Determination.    Purchaser shall provide the Policyholder Committee with prompt notice of any Final Determination (including the expiration of any applicable statute of limitations) with respect to any Tax issue for which a reserve has been established pursuant to Section 2.08(c)(iv) or that is the subject of a Tax Escrow Dispute. If the purchaser fails to provide notice of any such Final Determination within sixty (60) calendar days thereof, Purchaser shall pay into the Escrow Fund, for distribution to the Eligible Policyholders, interest, at the rate of 7% per annum calculated from the date of such Final Determination, on any amount payable to the Eligible Policyholders out of the Escrow Fund as a result of such Final Determination.

        (f)    Tax Payments.    Within ninety (90) calendar days following the Final Determination of any Tax issue for which a reserve has been established pursuant to Section 2.08(c)(iv) or that is the subject of a Tax Escrow Dispute, Purchaser shall provide to the Policyholder Committee an Escrow Company Funds Notice setting forth its calculation of the amount of any Indemnifiable Tax Costs or Contingent Litigation Matter Costs resulting therefrom. BCBSKS shall grant the Policyholder Committee reasonable access to the records and Returns of BCBSKS and Purchaser for the sole purpose of verifying the reimbursement requested in the Escrow Company Funds Notice. Any payment or dispute with respect to such Escrow Company Funds Notice shall be subject to Sections 2.07(g) through (i) above, including the resolution of any disputes with respect thereto by the Neutral Auditor, provided that such Escrow Company Funds Notice may only be disputed on the basis that (i) any amount claimed was arrived at as a result of arithmetic errors in computation or (ii) any such amount was not calculated as required by this Agreement.

        SECTION 7.06.    Special Distribution.    If there is a Final Determination that BCBSKS is permitted to deduct all or any portion of the Special Distribution for federal or state income tax purposes, BCBSKS shall promptly thereafter deposit in the Escrow Fund (or, if the Escrow Fund has terminated, shall distribute to Eligible Policyholders) an amount equal to 50% of the aggregate reduction in Taxes payable by BCBSKS or its Affiliates that is attributable to such deduction, reduced by (i) 50% of the out-of-pocket fees and expenses incurred by BCBSKS that are directly attributable to the defense of such deduction, and (ii) 100% of the out-of-pocket costs incurred by BCBSKS in connection with such distribution. The decision of whether to claim a Tax deduction for all or any portion of the Special Distribution shall be entirely within the discretion of Purchaser, and Purchaser shall control all administrative and judicial proceedings with respect thereto. Within sixty (60) days following any such Final Determination, BCBSKS shall deliver to the Policyholder Committee a written notice setting forth its calculation of the amount payable to the Escrow Fund or distributable to Eligible Policyholders pursuant to this Section 7.06. The Policyholder Committee may object to such calculation within twenty (20) days after its receipt thereof. Any dispute shall be resolved in accordance with Section 2.07(i).

ARTICLE VIII

CONDITIONS TO CLOSING

        SECTION 8.01.    Conditions to Each Party's Obligations.    The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

        (a)    HSR Act.    Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or shall have been terminated;

        (b)    No Proceeding or Litigation.    No Action shall have been commenced by or before any Governmental Authority against either BCBSKS or Purchaser seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which is reasonably likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or which is reasonably likely to have a Material Adverse Effect on BCBS or Purchaser; provided, however, that the provisions of this Section 8.01(b) shall not apply to a party if such party has directly or indirectly solicited or encouraged any such Action;

        (c)    Consents and Approvals.    Purchaser and BCBSKS shall have received all approvals, licenses and certificates from Governmental Authorities set forth on Exhibit 8.01(c) without the existence of a Burdensome Condition, which approvals, licenses and certificates shall be in full force and effect;

        (d)    Effectiveness of the Plan of Conversion.    The Plan of Conversion shall have been approved by the Eligible Policyholders and the Commissioner; each of the conditions set forth in the Plan of Conversion shall have been satisfied, and the Plan of Conversion shall have become effective; and

        (e)    Federal Securities Laws Matters.    BCBSKS shall have received a no-action letter or exemptive order from the Securities and Exchange Commission, or an opinion from nationally recognized legal counsel, in form and substance satisfactory to BCBSKS to the effect that the Escrow Fund is not required to be registered as an "investment company" under the Investment Company Act of 1940, as amended, and that any rights of Eligible Policyholders therein are not required to be registered under the Securities Act or the Securities Exchange Act.

        SECTION 8.02.    Conditions to Obligations of BCBSKS.    The obligations of BCBSKS to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

        (a)    Representations, Warranties and Covenants.    The representations and warranties of Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing Date (without regard to any materiality qualifiers contained in any specific representation or warranty), other than such representations and warranties as are made as of another date, and the covenants and agreements contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with, except where any such failure of the representations and warranties to be true and correct or such covenants and agreements to be complied with would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser, and BCBSKS shall have received a certificate from Purchaser to such effect signed by a duly authorized officer thereof.

        (b)    Resolutions.    BCBSKS shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of Purchaser, of the resolutions duly and validly adopted by the Board of Directors of Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby;

        (c)    Incumbency Certificate.    BCBSKS shall have received a certificate of the Secretary or an Assistant Secretary of Purchaser certifying the names and signatures of the officers of Purchaser authorized to sign this Agreement and the Escrow Agreement and the other documents to be delivered hereunder and thereunder; and

        (d)    Legal Opinion.    BCBSKS shall have received from Purchaser's legal counsel an opinion, addressed to BCBSKS and dated the Closing Date, in a mutually acceptable form similar to that set forth in Exhibit 8.02(d).

        (e)    Escrow Agreement.    The Escrow Agreement shall have been executed and delivered by Purchaser and Anthem West.

        (f)    Approval of Special Distribution.    BCBSKS shall have received any required approval from the Commissioner for the declaration and payment of the full amount of the Special Distribution, which may take the form of approval of the Plan of Conversion providing for such Special Distribution.

        SECTION 8.03.    Conditions to Obligations of Purchaser.    The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

        (a)    Representations, Warranties and Covenants.    The representations and warranties of BCBSKS contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made as of the Closing Date (without regard to any materiality qualifiers contained in any specific representation or warranty), other than such representations and warranties as are made as of another date, and the covenants and agreements contained in this Agreement to be complied with by BCBSKS on or before the Closing shall have been complied with, except where any such failure of the representations and warranties to be true and correct or such covenants and agreements to be complied with would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCBS, and Purchaser shall have received a certificate of BCBSKS to such effect signed by a duly authorized officer thereof;

        (b)    Resolutions of BCBSKS.    Purchaser shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of BCBSKS, of the resolutions (i) duly and validly adopted by the Board of Directors of BCBSKS evidencing its approval and authorization of the execution and delivery of this Agreement, the Plan of Conversion, and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby and (ii) duly and validly adopted by the Eligible Policyholders evidencing their approval of the Plan of Conversion;

        (c)    Incumbency Certificate of BCBSKS.    Purchaser shall have received a certificate of the Secretary or an Assistant Secretary of BCBSKS certifying the names and signatures of the officers of BCBSKS authorized to sign this Agreement and the Escrow Agreement and the other documents to be delivered hereunder and thereunder;

        (d)    Legal Opinion.    Purchaser shall have received from BCBSKS's legal counsel an opinion, addressed to Purchaser and dated the Closing Date, in a mutually acceptable form similar to that set forth in Exhibit 8.03(d);

        (e)    Consents and Approvals.    Purchaser and BCBSKS shall have received (each in form and substance reasonably satisfactory to Purchaser) those third party consents to be listed on Exhibit 8.03(e) hereto (which Exhibit 8.03(e) shall be delivered within thirty (30) days following Purchaser's receipt of the Disclosure Statement), without material conditions;

        (f)    No Material Adverse Effect.    No circumstance, change in, or effect on the Business shall have occurred which has a Material Adverse Effect on BCBS;

        (g)    BCBSA Licenses.    BCBSA shall have consented to the transfer of BCBSKS's rights to use the Blue Cross and Blue Shield names and marks to Purchaser, or shall have issued to Purchaser primary Blue Cross and Blue Shield licenses for the State of Kansas;

        (h)    Certificates of Good Standing.    BCBSKS shall have delivered to Purchaser Certificates of Good Standing from the Secretary of State for the State of Kansas, and the Kansas Department of Insurance, as applicable, regarding BCBSKS and its Affiliates, and from such applicable Governmental Authorities in other jurisdictions in which BCBSKS or its Affiliates are conducting business; and

        (i)    Escrow Agreement.    The Escrow Agreement shall have been executed and delivered by BCBSKS.

        SECTION 8.04.    Frustration of Closing Conditions.    Neither party may rely on the failure of any condition set forth in Sections 8.01 through 8.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use commercially reasonable efforts to assist in the satisfaction of such condition; provided, however, that this Section 8.04 shall not be construed to require a party to waive all or part of any condition to its obligations hereunder.

ARTICLE IX

CERTAIN INDEMNIFICATION MATTERS

        SECTION 9.01.    Director and Officer Liability.    From and after the Closing Date, Purchaser shall, and shall cause BCBSKS (or any successor thereof) to, indemnify and hold harmless each present and former director and officer of BCBSKS, determined immediately prior to the Closing Date (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities( collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date (including without limitation in connection with the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent permitted under the Bylaws of BCBSKS as of the date hereof, and cause BCBSKS to also advance expenses as incurred to the fullest extent permitted under the Bylaws of BCBSKS as of the date hereof; provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

        SECTION 9.02.    Procedure.    Any Indemnified Party wishing to claim indemnification under Section 9.01, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify BCBSKS thereof, but the failure to so notify shall not relieve BCBSKS of any liability it may have to such Indemnified Party if such failure does not materially prejudice BCBSKS. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Closing Date), BCBSKS shall have the right to assume the defense thereof and BCBSKS shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if BCBSKS elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between BCBSKS and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and BCBSKS shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received.

        SECTION 9.03.    Maintenance of D&O Liability Policies.    For six (6) years after the Closing Date, Purchaser shall obtain and maintain in effect directors' and officers' liability insurance policies with coverage for events occurring prior to the Closing Date for each such person currently covered by BCBSKS's directors' and officers' liability insurance policies, on terms with respect to coverage and amount which are substantially equivalent to the policies maintained in effect by BCBSKS on the date hereof; provided, however, that nothing contained herein shall require Purchaser or BCBSKS to incur any annual premium in excess of 250% of the last annual estimated aggregate premium paid prior to the date of this Agreement for all current directors' and officers' insurance policies maintained by BCBSKS, which BCBSKS estimates to be $117,275 (the "Current Premium"). If such premiums for such insurance would at any time exceed 250% of the Current Premium, then Purchaser shall cause to be maintained policies of insurance which, in Purchaser's good faith determination, provide the maximum coverage available at an annual premium equal to 250% of the Current Premium.

ARTICLE X

TERMINATION AND WAIVER

        SECTION 10.01.    Termination.    This Agreement may be terminated at any time prior to the Closing:

        (a)    by Purchaser, if:

          (i)    BCBSKS makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against BCBSKS seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization, which proceeding has not been dismissed within ninety (90) days; or

          (ii)  BCBSKS shall have breached any of its representations or warranties contained in this Agreement, or breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement (provided that Purchaser shall not have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement), which if not cured would cause the conditions set forth in Section 8.03(a) not to be satisfied, and such breach or failure is incapable of being cured or shall not have been cured within 45 days after written notice thereof shall have been received by BCBSKS;

        (b)    by BCBSKS, if:

          (i)    Purchaser shall have breached any of its representations or warranties contained in this Agreement, or breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement (provided that BCBSKS shall not have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement), which if not cured would cause the conditions set forth in Section 8.02(a) not to be satisfied, and such breach or failure is incapable of being cured or shall not have been cured within 45 days after written notice thereof shall have been received by Purchaser;

          (ii)  by action of its Board of Directors in order to enter into an agreement with respect to, or to consummate, a transaction constituting a Superior Proposal; provided, that BCBSKS shall not enter into a commitment with a third party with regard to the terms of a Superior Proposal prior to 10 days after notice of the proposed terms thereof (a "Superior Proposal Notice") is delivered to Purchaser, which notice shall state the name of the third party, the nature of the Superior Proposal, the consideration to be paid in connection therewith and all other material terms of the Superior Proposal; Purchaser shall have the right to submit to BCBSKS, within ten (10) days from its receipt of the Superior Proposal Notice, an alternative proposal, which shall be intended to provide benefits to BCBSKS and its policyholders that are equal to or greater than those purported to be provided by the Superior Proposal (the "Matching Notice"); the failure of Purchaser to timely deliver a Matching Notice shall be deemed a declination by Purchaser of its option to deliver a Matching Notice; BCBSKS shall be under no obligation to accept the terms set forth in the Matching Notice; and contemporaneous with such termination, BCBSKS shall have paid Purchaser the termination fees set forth in Section 5.06; or

          (iii)  a Change of Control of Purchaser shall have occurred;

        (c)    by either Purchaser or BCBSKS:

          (i)    by means of a written statement of termination executed by the Chief Executive Officer of that party, if the Closing shall not have occurred by September 30, 2002;

          (ii)  any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, or the Commissioner shall have disapproved one or more of the transactions contemplated by this Agreement without which the transactions contemplated by this Agreement may not legally proceed (provided any such disapproval may not serve as ground for termination by a Party unless that disapproval was not the result of the failure by such Party to use commercially reasonable efforts to obtain the applicable approval) and such order, decree, ruling or other action or disapproval shall have become final and nonappealable;

          (iii)  the Plan of Conversion shall fail to receive the requisite vote for approval by Eligible Policyholders of BCBSKS at the meeting called for that purpose; and

        (d)    by both BCBSKS and Purchaser, by mutual written consent.

        SECTION 10.02.    Effect of Termination.    In the event of termination of this Agreement as provided in Section 10.01:

        (a)  this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (i) under the provisions of Sections 5.06, 10.02, 11.01, 11.05, 11.06, and 11.10, and any other Section of this Agreement which, by its express provisions, survives the termination of this Agreement, or the survival of which is necessary to fulfill the intended effect of any other Section which, by its express provisions, survive the termination of this Agreement, (ii) under the Confidentiality Agreement, and (iii) that nothing herein shall relieve either party from liability for any breach of this Agreement prior to its termination; and

        (b)  all filings, applications and other submissions made pursuant to the transactions contemplated by this Agreement shall, to the extent practicable, be withdrawn from the agency or Person to which made.

        SECTION 10.03.    Waiver.    Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, or (c) waive compliance with any of the agreements or conditions of the other party contained herein or in any document delivered by the other party pursuant hereto. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

ARTICLE XI

GENERAL PROVISIONS

        SECTION 11.01.    Expenses.    Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of attorneys, brokers, consultants, advisors, actuaries, and accountants (including the fees and expenses of any of the same retained by any Governmental Authority for which such party is responsible), incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Any costs, fees and expenses incurred in connection with the transactions contemplated hereby by any Governmental Authority, which costs, fees and expenses require reimbursement from one of the parties to this Agreement, shall be reimbursed by the party primarily responsible under Section 5.03 for the approval in connection with which such costs, fees or expenses were incurred. To the extent that the fees or expenses of any consultants, accountants, actuaries or attorneys retained by any Governmental Authority in connection with the transactions contemplated by this Agreement cannot be reasonably allocated to a party, the parties will bear such unallocated portion equally. Purchaser will be responsible for the HSR filing fee.

        SECTION 11.02.    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

        (a)  if to BCBSKS:

    Blue Cross and Blue Shield of Kansas, Inc.
    1133 Topeka Boulevard
    Topeka, KS 66629
    Attention: William H. Pitsenberger, General Counsel
    Telecopy No.: (785) 291-7329

    with a copy to:

    Debevoise & Plimpton
    919 Third Avenue
    New York, New York 10022
    Attention: James C. Scoville
    Telecopy No.: (212) 909-6836

        (b)  if to Purchaser to:

    Anthem Insurance Companies, Inc.
    120 Monument Circle
    Indianapolis, Indiana 46204-4903
    Telecopy No.: (818) 703-4406
    Attention: Executive Vice President and Chief Legal and Administrative Officer

    with a copy to:

    Shipman & Goodwin LLP
    One American Row
    Hartford, Connecticut 06103-2819
    Telecopy No.: (860) 251-5900
    Attention: John E. Kreitler, Esq.

        SECTION 11.03.    Public Announcements.    No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

        SECTION 11.04.    Headings.    The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        SECTION 11.05.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

        SECTION 11.06.    Entire Agreement.    This Agreement and the Escrow Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings (other than those contained in the Confidentiality Agreement, which are hereby incorporated by reference herein), both written and oral, between BCBSKS and Purchaser with respect to the subject matter hereof and thereof.

        SECTION 11.07.    Assignment.    This Agreement may not be assigned by operation of Law or otherwise without the express written consent of BCBSKS and Purchaser (which consent may be granted or withheld in the sole discretion of BCBSKS and Purchaser); provided, however, that Purchaser shall assign this Agreement to Anthem, Inc. if Anthem, Inc. is the purchaser of the Shares, provided further, however, that any such assignment shall not relieve Purchaser of Purchaser's obligations hereunder.

        SECTION 11.08.    No Third Party Beneficiaries.    Except as set forth in Section 6.06, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of BCBS, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

        SECTION 11.09.    Amendment.    This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, BCBSKS and Purchaser, or (b) by a waiver in accordance with Section 10.03.

        SECTION 11.10.    Governing Law; Consent to Jurisdiction.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Kansas, applicable to contracts executed in and to be performed entirely within that state. By execution and delivery of this Agreement, each of the parties hereto accepts and consents to the exclusive jurisdiction of the courts of the State of Kansas and the federal courts sitting in the State of Kansas, for itself and in respect of its property, and waives in respect of both itself and its property any defense it may have as to or based on sovereign immunity, jurisdiction, improper venue or inconvenient forum. Each of the parties hereto irrevocably consents to the service of any process or other papers by the use of any of the methods and to the addresses set for the giving of notices pursuant to this Agreement. Nothing herein shall affect the right of any party hereto to serve such process or papers in any other manner permitted by law.

        SECTION 11.11.    Counterparts.    This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        SECTION 11.12.    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity, without the necessity of demonstrating the inadequacy of money damages.

        SECTION 11.13.    Survival of Representations, Warranties and Agreements.    No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement, shall survive beyond the Closing Date. This Section 11.13 shall not limit any covenant or agreement set forth in this Agreement, which covenants and agreements shall survive the Closing Date.

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        IN WITNESS WHEREOF, BCBSKS and Purchaser have caused this amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

BLUE CROSS AND BLUE SHIELD OF KANSAS, INC.
By	/s/ JOHN W. KNACK
	Name:	John W. Knack
	Title:	President and Chief Executive Officer
ANTHEM INSURANCE COMPANIES, INC.
By	/s/ LARRY C. GLASSCOCK
	Name:	Larry C. Glasscock
	Title:	President and Chief Executive Officer

EXHIBIT 2.01(a)

FORM OF PLAN OF CONVERSION

EXHIBIT 8.01(c)

CONSENTS AND APPROVALS

OF GOVERNMENTAL AUTHORITIES

EXHIBIT 8.02(d)

OPINION OF PURCHASER'S COUNSEL

EXHIBIT 8.03(d)

OPINION OF BCBSKS'S COUNSEL

EXHIBIT 8.03(e)

THIRD PARTY CONSENTS

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Table of Contents
ALLIANCE AGREEMENT
W I T N E S S E T H
ARTICLE I DEFINITIONS
ARTICLE II TRANSACTION
ARTICLE III REPRESENTATIONS AND WARRANTIES OF BCBSKS
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER
ARTICLE V ADDITIONAL AGREEMENTS
ARTICLE VI EMPLOYEE MATTERS
ARTICLE VII TAX MATTERS
ARTICLE VIII CONDITIONS TO CLOSING
ARTICLE IX CERTAIN INDEMNIFICATION MATTERS
ARTICLE X TERMINATION AND WAIVER
ARTICLE XI GENERAL PROVISIONS
EXHIBIT 2.01(a) FORM OF PLAN OF CONVERSION
EXHIBIT 8.01(c) CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES
EXHIBIT 8.02(d) OPINION OF PURCHASER'S COUNSEL
EXHIBIT 8.03(d) OPINION OF BCBSKS'S COUNSEL
EXHIBIT 8.03(e) THIRD PARTY CONSENTS